                                                                 Exhibit 99.30



                         TENDER AND SHAREHOLDER SUPPORT
                            AND ACQUISITION AGREEMENT

      THIS AGREEMENT is made this 18th day of January, 2004 (the "AGREEMENT").


BY AND AMONG:

                              Press Holdings International Limited (the
                              "ACQUIROR"), a corporation organized under the laws of Jersey;

                              - and -

                              The Ravelston Corporation Limited (the
                              "SHAREHOLDER"), a corporation incorporated under the laws of the Province of Ontario; and

                              - and -

                              The Lord Black of Crossharbour, PC(Can), OC, KCSG ("KS"), a citizen of the United Kingdom of Great Britain and Northern Ireland.


WHEREAS:

A. The Acquiror intends to commence, through a direct or indirect wholly-owned Subsidiary (the "OFFEROR") to be incorporated under the Canada Business Corporations Act ("CBCA"), the Offer (as defined in section 2), on and subject to the terms set forth herein (including on Schedule B attached hereto), and in compliance with applicable Laws, for all of the issued and outstanding Retractable Common Shares, including any such shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offer (the "SHARES"), all of the issued and outstanding Exchangeable Non-Voting Preference Shares Series II, including any such shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offer (the "SERIES II PREFERENCE SHARES"), and all of the issued and outstanding Retractable Non-Voting Preference Shares Series III, including any such shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offer (the "SERIES III PREFERENCE SHARES") in the capital of Hollinger Inc. (the "CORPORATION"), a corporation incorporated under the CBCA.

B. The Shareholder is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of 5,766,783 Shares as of the date of this Agreement, which is approximately 16.5% of the issued and outstanding Shares as of the date of this Agreement, and 66,963 Series II Preference Shares as of the date of this Agreement, which is approximately 1.7% of the issued and outstanding Series II

      Preference Shares as of the date of this Agreement; 509645 N.B. Inc. ("NBI-5"), a corporation incorporated under the laws of the Province of New Brunswick and an indirect controlled Subsidiary of the Shareholder, is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of 9,250,461 Shares as of the date of this Agreement, which is approximately 26.4% of the issued and outstanding Shares as of the date of this Agreement; 509646 N.B. Inc. ("NBI-6"), a corporation incorporated under the laws of the Province of New Brunswick and an indirect controlled Subsidiary of the Shareholder, is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of 11,862,342 Shares as of the date of this Agreement, which is approximately 33.9% of the issued and outstanding Shares as of the date of this Agreement; and 509647 N.B. Inc. ("NBI-7"), a corporation incorporated under the laws of the Province of New Brunswick and an indirect controlled Subsidiary of the Shareholder, is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of 483,584 Shares as of the date of this Agreement, which is approximately 1.3% of the issued and outstanding Shares as of the date of this Agreement (collectively, the "SUBJECT SHARES" and, together with any other Shares, Series II Preference Shares or Series III Preference Shares in respect of which the Shareholder acquires record or beneficial ownership or control or direction or the power to dispose prior to the completion of the Offer or the termination of this Agreement, whichever is earlier, including any Shares, Series II Preference Shares or Series III Preference Shares acquired by any means, including purchase, dividend or distribution, or issued upon the exercise of any warrants or options, and the conversion of any convertible securities or otherwise, the "SHAREHOLDER'S SHARES").

C. The Shareholder is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of all of the
      (a) common shares of Argus Corporation Limited ("ARGUS"), a corporation continued under the CBCA, that are issued and outstanding (the "ARGUS COMMON SHARES") as of the date of this Agreement, and (b) Class C Participating Non-Voting Preference Shares in the capital of Argus (the "ARGUS CLASS C SHARES") that are issued and outstanding as of the date of this Agreement.

D. KS is the record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of, subject to the Promissory Note and Pledge Agreement, dated July 1, 1998, issued in favor of the Corporation by KS and the Promissory Note and Pledge Agreement, dated November 6, 1997, issued in favor of the Corporation by KS in respect of 735,280 Series II Preference Shares, 1,611,039 Series II Preference Shares as of the date of this Agreement, which is approximately 42.6% of the issued and outstanding Series II Preference Shares as of the date of this Agreement (collectively, the "KS SUBJECT SHARES" and, together with any other Shares, Series II Preference Shares or Series III Preference Shares in respect of which KS acquires record or beneficial ownership or control or direction or the power to dispose prior to the completion of the Offer or the termination of this Agreement, whichever is earlier, including any Shares, Series II Preference Shares or Series III Preference Shares acquired by any means, including purchase, dividend or distribution, or issued upon the exercise of any warrants or options, and the conversion of any convertible securities or otherwise, the "KS SHARES").

E. The only shareholders of Conrad Black Capital Corporation ("CBCC"), a corporation incorporated under the laws of Ontario, are three corporations, the interests in which are owned solely by KS or Mrs. KS, and one trust that owns only non-voting shares of CBCC, and CBCC is the sole record and beneficial owner and has exclusive control or direction over and the exclusive right to dispose of 35,846 of the issued and outstanding Common Shares of the Shareholder as of the date of this Agreement, which is approximately 65% of the issued and outstanding Common Shares of the Shareholder as of the date of this Agreement.

F. As a condition to the willingness of, and as an inducement for, the Acquiror and the Offeror to commence and complete the Offer, the Shareholder and KS have agreed to enter into and deliver, and perform under, this Agreement.


      NOW THEREFORE in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties covenant and agree that:


1.    REPRESENTATIONS AND WARRANTIES

A. Representations and Warranties of the Shareholder and KS. The Shareholder and KS jointly and severally represent and warrant to the Acquiror that, as of the date of this Agreement and each date the Offeror takes up the Shareholder's Shares or the KS Shares under the Offer, except to the extent any such representation and warranty expressly speaks as of a different date, in which case, the representation and warranty shall be deemed made as of such date:

      (a) the Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation;

      (b) the Shareholder has the requisite corporate power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby;

      (c) KS has the personal capacity and power to enter into this Agreement and to perform his obligations and consummate the transactions contemplated hereby;

      (d) the execution and delivery of this Agreement by the Shareholder, and the performance by the Shareholder of its obligations and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action of the board of directors of the Shareholder, and will prior to the tendering of the Shareholder's Shares under the Offer have been duly authorized by all necessary corporate action of the shareholders of the Shareholder, and no additional corporate or other proceedings on the part of the

            Shareholder or any of its shareholders are necessary to authorize and approve this Agreement, the performance by the Shareholder of its obligations and the consummation of the transactions contemplated hereby;

      (e) the board of directors of Argus has duly authorized and approved by all necessary corporate action of the board of directors of Argus
            (i) the tender of the Shareholder's Shares held directly by NBI-5, NBI-6 and NBI-7 to the Offeror in accordance with the terms hereof and (ii) the redemption of all of the outstanding Class A Preference Shares $2.50 Series ("$2.50 SERIES SHARES"), Class A Preference Shares $2.60 Series ("$2.60 SERIES SHARES"), and Class B Preference Shares 1962 Series ("1962 SERIES SHARES") of Argus (collectively the "ARGUS PREFERENCE SHARES") in accordance with their respective terms on or prior to the date upon which the Shareholder's Shares are taken up under the Offer (such redemption being conditional upon the taking up and payment for such shares);

      (f) the holder of the Argus Class C Shares and the Argus Common Shares has duly approved the tender of the Shareholder's Shares held directly by NBI-5, NBI-6 and NBI-7 to the Offeror in accordance with the terms hereof;

      (g) Argus is entitled, assuming its receipt of the proceeds payable to NBI-5, NBI-6 and NBI-7 pursuant to the Offer in respect of the Shareholder's Shares held directly by them, as of the date hereof to redeem all of the Argus Preference Shares in accordance with Section 36 of the CBCA;

      (h) this Agreement has been duly executed and delivered by each of the Shareholder and KS, and assuming due authorization, execution and delivery by the Acquiror, constitutes a valid and binding obligation of each of the Shareholder and KS, enforceable against each of them in accordance with its terms;

      (i)   the authorized share capital of the Corporation consists solely of
            (i) an unlimited number of Shares, an unlimited number of Series II Preference Shares, an unlimited number of Series III Preference Shares (collectively, the "CORPORATION SHARES"), and (ii) an unlimited number of preference shares of other series of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 34,972,479 Shares, 3,775,990 Series II Preference Shares and 9,271,175 Series III Preference Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares, and such shares are the only shares of the Corporation that are issued and outstanding. All of the outstanding Corporation Shares have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of the Corporation. Except as disclosed on Schedule 1.A(i) of the Disclosure Letter and as contained in the Corporation's organizational documents, there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of the Corporation to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any shares of the Corporation. Except as disclosed on Schedule 1.A(i) of the Disclosure Letter, neither the Shareholder nor KS is a party to, nor does the Shareholder or KS have Knowledge of, (i) any shareholders' agreements or unanimous shareholders' agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders or (ii) any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation;

      (j) the authorized share capital of the Shareholder consists solely of an unlimited number of Common Shares (the "RCL COMMON SHARES"), 900,000 Senior Preference Shares, 1,250,000 First Preference Shares, 2,488 Second Preference Shares, 214,000 Third Preference Shares, 200,000 Fourth Preference Shares (the "RCL FOURTH PREFERENCE SHARES"), 15,000 Fifth Preference Shares, an unlimited number of Class A Preference Shares (of which 50,000,000 Class A Preference Shares, Series A have been authorized for issuance), and an unlimited number of Junior Special Shares issuable in series One to Nine (inclusive) (of which 112,800 Junior Special Shares Series 8 have been authorized for issuance) (the "RCL SPECIAL SHARES") (collectively, the "RCL SHARES"). As of the date of this Agreement, 55,083 RCL Common Shares, 19,500 RCL Fourth Preference Shares and 20,000 RCL Special Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares and such shares are the only shares of the Shareholder that are issued and outstanding. All of the outstanding RCL Shares have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of the Shareholder. CBCC is the sole record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of), 35,846 of the issued and outstanding RCL Common Shares as of the date of this Agreement. Except as set forth on Schedule 1.A(j) of the Disclosure Letter and as contained in the Shareholder's organizational documents, there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of the Shareholder to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any shares of the Shareholder. Except as set forth on
            Schedule 1.A(j) of the Disclosure Letter, there are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of the Shareholder or the relationship, rights and duties of its shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Shareholder;

      (k) the authorized share capital of Argus consists solely of an unlimited number of Argus Common Shares, 194,396 Class A Preference Shares issuable in series, of which 70,143 $2.50 Series Shares and 124,253 $2.60 Series Shares have been authorized for issuance, 1,000,000 Class B Preference Shares issuable in series, of which 300,000 1962 Series Shares have been authorized for issuance, and an unlimited number of Argus Class C Shares (collectively, the "ARGUS SHARES"), of which, as of the date of this Agreement, 1,671,661 Argus Common Shares, 24,124 $2.50 Series Shares, 60,943 $2.60 Series Shares, 298,400 1962 Series Shares and 6,677,263 Argus Class C Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares. All of the outstanding Argus Shares have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of Argus. The Shareholder is the sole record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of), all of the issued and outstanding Argus Common Shares and Argus Class C Shares as of the date of this Agreement. Except as set forth on Schedule 1.A(k) of the Disclosure Letter and as contained in Argus' organizational documents, there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of the Shareholder to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any Argus Shares. Except as set forth on Schedule 1.A(k) of the Disclosure Letter, there are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of Argus or the relationship, rights and duties of its shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any Argus Shares;

      (l) except as set forth on Schedule 1.A(l) of the Disclosure Letter, all of the outstanding shares in the capital of each NBI Holdco (collectively, the "NBI HOLDCO SHARES") are owned and controlled (directly or indirectly) by Argus, free and clear of all Encumbrances, and Argus has exclusive control or direction over and the exclusive right to dispose or cause the disposal of (and to exercise or cause the exercise of all voting and statutory rights in respect of) all of the NBI Holdco Shares. All of the NBI Holdco Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares and have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of any NBI Holdco, as applicable. Except as contained in the organizational documents of the NBI Holdcos and NBI-504468, there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of the Shareholder, Argus or any NBI Holdco to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any NBI Holdco Shares. There are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of any NBI Holdco or the relationship, rights and duties of their shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any NBI Holdco Shares;

      (m) all of the outstanding shares in the capital of CBCC (the "CBCC SHARES") are indirectly controlled by KS and Mrs. KS, free and clear of all Encumbrances, and KS has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) all of the CBCC Shares. All of the CBCC Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares and have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of CBCC. Except as contained in the organizational documents of CBCC, there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of CBCC to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any CBCC Shares;

      (n) all of the outstanding shares in the capital of 504468 N.B. Inc. ("NBI-504468"), a corporation organized under the laws of the Province of New Brunswick and an indirect, wholly-owned Subsidiary of the Corporation, and all of the outstanding shares in the capital of each NBI-504468 Holdco (collectively, the "NBI-504468 HOLDCO SHARES") are owned and controlled (directly or indirectly) by the Corporation, free and clear of all Encumbrances, and the Corporation (directly or indirectly) has exclusive control or direction over and the exclusive right to dispose or cause the disposal of (and to exercise or cause the exercise of all voting and statutory rights in respect of) all of the NBI-504468 Holdco Shares. All of the NBI-504468 Holdco Shares are issued and outstanding as duly authorized, validly issued, fully paid and non-assessable shares and have been issued in compliance with all applicable Laws and not in violation of the organizational and governance documents of NBI-504468 or any NBI-504468 Holdco, as applicable. Except as contained in the organizational documents of the NBI-504468 Holdcos there are no options, warrants, conversion privileges, puts, calls or other rights, agreements, arrangements, commitments or obligations of the Corporation or any NBI-504468 Holdco to issue, sell, transfer, redeem or acquire any shares, securities or obligations (pre-emptive, contingent or otherwise) of any kind convertible or exercisable into or exchangeable or redeemable for any NBI-504468 Holdco Shares. There are no shareholders' agreements or unanimous shareholders' agreements governing the affairs of NBI-504468 Holdco or the relationship, rights and duties of their shareholders nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of the NBI-504468 Holdco Shares;

      (o) except as set forth on Schedule 1.A(o) of the Disclosure Letter, no notice is required to be given by the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries), the Shareholder, KS, Argus, any of the NBI Holdcos or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries to any person or Governmental Entity and no consent, approval, determination, order or authorization of, or declaration, registration or filing with, notification or notices to, or waiver from, any person or Governmental Entity is required on the part of the Shareholder, KS, Argus, any of the NBI Holdcos, the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries) or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Shareholder and KS and the performance by each of them of their respective obligations hereunder other than (i) any filings required under the Exchange Act, (ii) filings required under applicable securities Laws of the provinces and territories of Canada or the rules of any stock exchange or similar organization,
            (iii) the notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iv) any notification, filing or approval required under the Investment Canada Act (Canada) (the "INVESTMENT CANADA ACT"), (v) notification to the Irish Competition Authority under Section 18(1)(b) of the Competition Act 2002 (Ireland) (the "IRISH COMPETITION ACT") and Statutory Instrument No. 622 of 2002 (Ireland) (the "IRISH STATUTORY INSTRUMENT"), with a view to obtaining a determination pursuant to Sections 21 and 23 or, if applicable, a determination pursuant to Sections 22 and 23 of the Irish Competition Act and (vi) any notification required under Part IX of the Competition Act (Canada) (the "CANADA COMPETITION ACT");

      (p) subject to making the filings and notifications, obtaining the consents, approvals, determinations, orders and authorizations and providing the notices described in section 1.A(o) and except as set forth on Schedule 1.A(p) of the Disclosure Letter, the execution and delivery by each of the Shareholder and KS of this Agreement and the performance by them of their respective obligations hereunder will not conflict with, result in any violation or breach of, constitute a default under (with or without notice or lapse of time or both) or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Encumbrance on the Shareholder's Shares or the KS Shares pursuant to:

            (i) any provision of the Corporation's or any of its Subsidiaries' or the organizational and governance documents of the Shareholder, Argus or any NBI Holdco;

            (ii) any provision of any trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, permit, contract or other agreement or instrument to which the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries), KS, the Shareholder, Argus or any NBI Holdco or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries is a party or by which any of them is bound or to which their respective properties or assets are subject; or

            (iii) any Law or Governmental Order applicable to the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries), the Shareholder's Shares, the KS Shares, KS, the Shareholder, Argus or any NBI Holdco or any of their respective properties or assets or, to the Knowledge of the

                  Shareholder and KS, HI or any of its Subsidiaries or any of their respective properties or assets,

            except, in the case of subparagraph (ii) or (iii) above, for any violation, breach, default, termination, amendment, acceleration, suspension, revocation, cancellation or creation or continuance of any Encumbrance that, individually or in the aggregate, would not reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement;

      (q) except as set forth on Schedule 1.A(q) of the Disclosure Letter, the Shareholder is the record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) 5,766,783 Shares as of the date of this Agreement and 66,963 Series II Preference Shares as of the date of this Agreement; NBI-5 is the record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) 9,250,461 Shares as of the date of this Agreement; NBI-6 is the record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) 11,862,342 Shares as of the date of this Agreement; NBI-7 is the record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) 483,584 Shares as of the date of this Agreement; and the Subject Shares constitute all of the Corporation Shares owned or controlled, directly or indirectly, by the Shareholder as of the date of this Agreement. Except as set forth on Schedule 1.A(q) of the Disclosure Letter, KS is the sole record and beneficial owner, free and clear of all Encumbrances, and has exclusive control or direction over and the exclusive right to dispose of (and to exercise voting and statutory rights in respect of) the KS Subject Shares; and the KS Subject Shares and the Subject Shares constitute all of the Corporation Shares owned or controlled, directly or indirectly, by KS as of the date of this Agreement. Except as set forth on Schedule 1.A(q) of the Disclosure Letter, neither the Shareholder nor KS owns of record or beneficially or has direction or control over any Options. None of the Shareholder, Argus or any NBI Holdco has requested and none of the foregoing entities has any intention of requesting that the Corporation retract any of the Shareholder's Shares. KS has not requested and has no intention of requesting that the Corporation retract any of the KS Shares;

      (r)   (i)   as of their respective dates, the materials filed or furnished since January 1, 2001 by or on behalf of the Corporation with or to Canadian or United States securities regulatory authorities pursuant to applicable securities Laws did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except as may have been subsequently remedied by the Corporation in a later filed or furnished publicly available document prior to the date hereof); and

            (ii) there is not any material non-public information in respect of the Corporation or its securities, including the Corporation Shares that (A) has not been generally disclosed or (B) if disclosed, could have reasonably been expected to affect the market value of the Corporation Shares, or other securities of the Corporation, in each case (i) and (ii), with respect to the Corporation and its Subsidiaries (other than HI and its Subsidiaries) and, to the Knowledge of the Shareholder and KS, with respect to HI and its Subsidiaries;

      (s) the audited consolidated balance sheet and consolidated statements of earnings (losses), deficit and cash flows of the Corporation, for and as at the year ended December 31, 2002, and the unaudited consolidated balance sheet and consolidated statements of earnings (losses), deficit and cash flows of the Corporation, prepared on a consolidated basis for and as at the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 and the notes thereto included in the SEC Filings, (i) complied as to form in all material respects with the requirements of applicable securities Laws, (ii) were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by applicable securities Laws, and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments that will not, individually or in the aggregate, be material in amount or require a restatement of any financial statements for a past period), and (iii) fairly present in all material respects the financial position of the Corporation and its Subsidiaries as at the respective dates thereof or the results of operations and cash flows of the Corporation and its Subsidiaries for the periods covered thereby, as the case may be (except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments that will not, individually or in the aggregate, be material in amount or require a restatement of any financial statements for a past period);

      (t) except as set forth in the SEC Filings, neither the Corporation nor any of its Subsidiaries (excluding HI and its Subsidiaries) nor, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries has any Liabilities except for those that would not, individually or in the aggregate, reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole;

      (u) except as disclosed on Schedule 1.A(u) of the Disclosure Letter, there are no understandings, contracts, commitments, loans, agreements, arrangements or other transactions between or among the Corporation or any of its Subsidiaries

            (excluding HI and its Subsidiaries) or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries, on the one hand, and any of the Shareholder, KS, the NBI Holdcos, the Shareholder's directors, officers or employees or any other persons Affiliated with the Shareholder and/or KS (except for the Corporation or any of its Subsidiaries), on the other hand, that (i) would be required to be disclosed by the Corporation or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries under Item 404 of Regulation S-K of the Securities Act (assuming for purposes of this section 1.A(u) that Item 404 of Regulation S-K of the Securities Act applies to the Corporation and each of its Subsidiaries), (ii) contain any non-competition or similar covenants or entitlements or
            (iii) contain any indemnification or advancement of expenses obligations;

      (v) except as set forth in the SEC Filings, since January 1, 2001, the Corporation's books and records reflecting its assets and liabilities have been maintained in accordance with sound business practices and the requirements of applicable securities Laws, including the maintenance of proper and adequate internal controls over financial reporting;

      (w) (i) the Corporation and NBI-504468 are the record and beneficial owners of (A) 14,990,000 shares of Class B Common Stock, par value $0.01 per share, of HI (the "CLASS B SHARES") in the aggregate, and
            (B) 11,256,538 shares of Class A Common Stock, par value $0.01 per share, of HI in the aggregate; (ii) no other Class B Shares are issued and outstanding other than the 14,990,000 Class B Shares owned of record and beneficially by the Corporation and NBI-504468;
            (iii) pursuant to the Restated Certificate of Incorporation of HI, holders of Class B Shares are entitled to 10 votes per Class B Share; and (iv) no amendments to or restatements of (whether by merger, consolidation or otherwise) the Restated Certificate of Incorporation of HI have been submitted to or filed with the Secretary of State of the State of Delaware since June 20, 2000 and, to the Knowledge of the Shareholder and KS, no such amendments or restatements have been proposed or approved by the board of directors (or any committee thereof) of HI or its shareholders that would have the effect of altering any of the rights, privileges or preferences of any class or series of shares of HI, including, without limitation, the Class B Shares. So long as the Corporation or any Subsidiary (as such term is defined in the Restated Certificate of Incorporation of HI) or Affiliate (as such term is defined in the Restated Certificate of Incorporation of HI) of the Corporation, holds the Class B Shares and the Restated Certificate of Incorporation of HI is not amended or restated on or after the date of this Agreement to provide otherwise, such Class B Shares are, and upon completion of the Offer will be, Class B Shares and such Class B Shares have, and upon completion of the Offer will have, 10 votes per share. The Corporation is not currently in discussions, nor has it entered into any agreement, arrangement or understanding (whether or not subject to conditions or lapse of time or both) regarding any limitation or restriction on its ability to vote (or act by written consent with respect to) the Class B Shares it holds;

      (x) except as disclosed on Schedule 1.A(x) of the Disclosure Letter, there are no claims, actions, proceedings, complaints, suits, investigations, inquiries or reviews pending or, to the Knowledge of the Shareholder and KS, threatened against the Shareholder, KS or the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries) or any of their respective properties or assets or, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries or any of their respective properties or assets by or before any Governmental Entity or third party that, either individually or in the aggregate, if adversely determined would reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole, or the Shareholder or to prevent or materially delay consummation of the Offer, any Subsequent Transaction and the other transactions contemplated by this Agreement;

      (y) (i) the Corporation and its Subsidiaries (excluding HI and its Subsidiaries) and, to the Knowledge of the Shareholder and KS, HI and its Subsidiaries have since January 1, 2001 complied and are presently complying with all applicable Laws and (ii) since January 1, 2001 the Corporation has not received notification of any asserted present or past failure to comply with any applicable Laws, except, in either case, to the extent that such non-compliance or assertion of non-compliance, as the case may be, would not reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole;

      (z) except as disclosed in Schedule 1.A(z) of the Disclosure Letter or contained in the SEC Filings, since December 31, 2002, the business and operations of the Corporation and its Subsidiaries (excluding HI and its Subsidiaries) and, to the Knowledge of the Shareholder and KS, HI and its Subsidiaries have been conducted only in the ordinary course of business and, since such date, there has not been any (i) event, violation, circumstance, change (including any decision to implement such a change made by the board of directors (or any committee thereof) of the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries) and, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries or by senior management with the belief that the decision will be confirmed by the applicable board of directors (or any committee thereof)) or other matter that, alone or in combination with any other event, violation, circumstance, change or matter, would reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole, or (ii) action which, if taken on or after the date of this Agreement, would constitute a breach of the representations and warranties or covenants set forth in this Agreement;

      (aa) the Shareholder is not now insolvent and will not be rendered insolvent by the undertaking or consummation of any of the transactions contemplated by this Agreement. For the purposes of the foregoing, "insolvent" means that the realizable value of the Shareholder's assets does not exceed the aggregate amount of its liabilities;

      (bb) the Corporation's and its Subsidiaries' (excluding HI and its Subsidiaries) "Net Indebtedness" (as set out in Schedule 1.A(bb) of the Disclosure Letter) as of January 15, 2004 is not in excess of US$240,400,000;

      (cc) except as set forth in Schedule 1.A(cc) of the Disclosure Letter, since January 1, 2001 through and including the date of this Agreement, none of KS, the Shareholder, any of the directors, officers or employees of Shareholder or any other persons Affiliated with KS and/or the Shareholder have submitted or made to the Corporation or any of its Subsidiaries (excluding HI and its Subsidiaries) and, to the Knowledge of the Shareholder and KS, HI or any of its Subsidiaries any request for indemnification against or from any actual or potential claim, loss or other Liability or for the repayment or advancement of expenses related to any such claim, loss or other Liability;

      (dd) the Corporation is a "foreign private issuer" as such term is defined in Rule 3b-4 of the Exchange Act, and, to the Knowledge of the Shareholder and KS after diligent inquiry and review of the books and records of the Corporation and in consultation with the Corporation's Share transfer agent, less than 40% of each class of shares of the Corporation for which the Offeror is making a tender offer hereunder are held by U.S. holders (as such term is construed in Rule 14d-1 of the Exchange Act); and

      (ee) the Corporation is not an "investment company" registered or required to be registered under the United States Investment Company Act of 1940, as amended;.

B. Representations and Warranties of the Acquiror. The Acquiror represents and warrants to the Shareholder and KS that, as of the date of this Agreement and each date the Offeror takes up any of the Shareholder's Shares or the KS Shares under the Offer, except to the extent any such representation and warranty expressly speaks as of a different date, in which case the representation and warranty shall be deemed made as of such date:

      (a) the Acquiror is, and the Offeror will at the time of the Offer be, a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation;

      (b) the Acquiror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations and consummate the transactions contemplated hereby;

      (c) the Offeror will, at the time of the Offer, have the requisite corporate power and authority to make the Offer and perform its obligations and consummate the transactions contemplated hereby and thereby;

      (d) the execution and delivery of this Agreement by the Acquiror, and the performance by the Acquiror of its obligations and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action of the board of directors of the Acquiror and the shareholders of the Acquiror, and no additional corporate or other proceedings on the part of the Acquiror or the shareholders of the Acquiror are necessary to authorize and approve this Agreement, the performance by the Acquiror of its obligations and the consummation of the transactions contemplated hereby;

      (e) this Agreement has been duly executed and delivered by the Acquiror, and assuming due authorization, execution and delivery by the Shareholder and KS, constitutes a valid and binding obligation of the Acquiror, enforceable against it in accordance with its terms;

      (f) no notice, filing or notification is required to be given by the Acquiror or its Subsidiaries to any person or Governmental Entity and no consent, approval, determination, order or authorization of, or declaration, registration or filing with, or waiver from, any person or Governmental Entity is required on the part of the Acquiror or its Subsidiaries in connection with the execution and delivery of this Agreement by the Acquiror and the performance by the Acquiror and the Offeror of their respective obligations hereunder other than (i) any filings required under the Exchange Act, (ii) filings required under applicable securities Laws of the provinces and territories of Canada or the rules of any stock exchange or similar organization, (iii) the notification required under the HSR Act, (iv) any notification, filing or approval required under the Investment Canada Act, (v) notification to the Irish Competition Authority under Section 18(1)(b) of the Irish Competition Act and the Irish Statutory Instrument, with a view to obtaining a determination pursuant to Sections 21 and 23 or, if applicable, a determination pursuant to Sections 22 and 23 of the Irish Competition Act and (vi) any notification required under Part IX of the Canada Competition Act;

      (g) subject to making the filings and notifications, obtaining the consents, approvals, determinations, orders and authorizations and providing the notices described in section 1.B(f), the execution and delivery by the Acquiror of this Agreement and the performance by the Acquiror and the Offeror of their respective obligations hereunder will not conflict with, result in any violation or breach of, constitute a default under (with or without notice or lapse of time or both) or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, pursuant to:

            (i) any provision of the Acquiror's or the Offeror's organizational and governance documents;

            (ii) any provision of any trust, loan or credit agreement, note, bond, mortgage, indenture, guarantee, lease, license, permit, contract or other agreement or instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of them is bound or to which their respective properties or assets are subject; or

            (iii) any Law or Governmental Order applicable to the Acquiror or any of its Subsidiaries or any of their respective properties or assets,

            except, in the case of subparagraph (ii) or (iii) above, for any violation, breach, default, termination, amendment, acceleration, suspension, revocation or cancellation that, individually or in the aggregate, would not reasonably be expected to be Materially Adverse to the Acquiror and the Offeror, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

      (h) the Acquiror has available, and on any taking up of the Corporation Shares pursuant to the Offer will have made available to the Offeror, the cash consideration payable pursuant to the Offer such that the Offeror is and will be in a position to pay for all Corporation Shares which are or may be acquired pursuant to the Offer.

C. Survival of Representations and Warranties. The representations and warranties of the Shareholder and KS shall survive completion of the
      Offer:

      (a) in the case of the representations and warranties in sections 1.A(a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (m), (n),
            (q) and (w) until January 18, 2009; and

      (b) in the case of the other representations and warranties in section 1.A, until the earlier to occur of (i) delivery to the Acquiror of the outside auditor's report in respect of the financial statements of the Corporation and its consolidated Subsidiaries for the fiscal year ending December 31, 2004, and (ii) May 20, 2005.

      The representations and warranties of the Acquiror in section 1.B of this Agreement shall not survive the take up and payment for the Shareholder's Shares and the KS Shares pursuant to the Offer, other than the representation and warranty in section 1.B(g)(iii), which shall survive until January 18, 2009.

2.    THE OFFER

A. Agreement to Make Offer. Subject to the second sentence of section 2.B(b), on or before January 28, 2004, the Acquiror shall cause the Offeror to make offers (collectively, the "OFFER") to purchase, on the terms and conditions hereof and contained in Schedule B, any and all of the outstanding Corporation Shares. As used in this Agreement, the term "Offer" shall include any amendments to, or extensions of, the Offer made in accordance with the terms of this Agreement. The Offer shall be made by means of a Circular in accordance with all applicable securities Laws and shall be mailed to all holders of Corporation Shares and all holders of Options, except as prohibited by applicable Law. The Acquiror shall cause the Offeror to file the Circular on a timely basis with the appropriate Governmental Entities in Canada and any other applicable jurisdictions.

B.    Preparation of Documents.

      (a) The Acquiror and Offeror shall prepare the Circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the "OFFER DOCUMENTS") with respect to the Offer in compliance with the Securities Act (Ontario) (the "OSA") and all other applicable Laws in form and substance acceptable to the Shareholder and KS, acting reasonably.

      (b) The Shareholder and KS shall have the right to review in advance, and consent (acting reasonably) to the inclusion of, the information solely relating to the Shareholder and any of its Subsidiaries or KS, as the case may be, to be included in the Offer Documents or that will otherwise appear in any filing made by Acquiror or Offeror with, or written materials submitted by Acquiror or Offeror to, any third party and/or any Governmental Entity in connection with the Offer. If the Shareholder and KS do not promptly provide such consent as requested by Offeror or Acquiror (acting reasonably), each day that such consent is not provided shall extend the date set forth in section 2.A by which Acquiror shall cause Offeror to make the Offer by a day. The Acquiror and Offeror shall provide each of the Shareholder and KS with a final copy of the Offer Documents prior to the mailing thereof. The Shareholder and KS shall use their reasonable best efforts to ensure that the Corporation furnishes such shareholder lists and mailing information as the Acquiror or Offeror, acting reasonably, may request in order to communicate the Offer to shareholders and optionholders of the Corporation.

      (c) The Acquiror, the Shareholder and KS each agrees, as to itself and its Subsidiaries, if any, and himself, that none of the information supplied or to be supplied by or on behalf of it or its Subsidiaries or him for inclusion or incorporation by reference in the Offer Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Acquiror agrees to cause the Offer Documents to comply as to form in all material respects with the applicable securities Laws.

3.    TENDER OF SHAREHOLDER'S SHARES AND KS SHARES

A. Agreement to Tender. Subject to the terms hereof, the Shareholder and KS each agree irrevocably and unconditionally to deposit or cause to be deposited, free and clear of all Encumbrances, all of the Shareholder's Shares and the KS Shares, respectively, under the Offer, together with a duly executed letter of transmittal in respect of such shares, completed in accordance with the Offer (and which shall include instructions as to the delivery and deposit of the (a) HI Amount Escrow Fund with the HI Amount Escrow Agent (as such terms are defined in section 5.K) consistent with and in a manner giving effect to section 5.K and (b) Indemnification Escrow Fund with the Indemnification Escrow Agent (as such terms are defined in section 8.F) consistent with and in a manner giving effect to section 8.F), as soon as practicable and, in any event, within five business days after the Shareholder, the NBI Holdcos and KS have received the Circular. Subject to the terms hereof, the Shareholder, the NBI Holdcos and KS shall not withdraw or attempt to withdraw the Corporation Shares so deposited (notwithstanding any statutory or other legal or equitable right), unless this Agreement is terminated in accordance with its terms.

B. Limitation. Subject to the second sentence of section 2.B(b), the Shareholder's and KS's respective obligations to tender or cause to be tendered the Shareholder's Shares and the KS Shares as provided in section 3.A shall be conditional upon the Offer being commenced in accordance with the terms hereof by January 28, 2004. The Offeror shall have the right to amend, modify or change the Offer without the consent of the Shareholder and KS, only to (i) increase the Offer Price, (ii) waive one or more conditions of the Offer or (iii) extend the Offer Period (A) if and to the extent required to satisfy any condition of the Offer or (B) otherwise, if all of the Shareholder's Shares and KS Shares tendered in the Offer prior to such extension shall have been taken up and paid for. The Offeror shall be required to extend the Offer Period if and to the extent necessary to obtain the regulatory approval or termination of waiting period set forth in section 1.A(o)(iii), (iv) or (vi) and 1.B(f)(iii), (iv) or (vi), but the Offer Period may not be extended past the 180th day following commencement of the Offer without the mutual consent of the parties hereto.

C. Disclosure. Each of the Shareholder and KS hereby agrees to permit the Acquiror and the Offeror to publish and disclose in the Circular and in any other filings required in connection with the Offer and the Subsequent Transaction under applicable Law the nature and substance of their respective commitments under this Agreement.

4.    NON-SOLICITATION

      The Shareholder and KS shall not, directly or indirectly, through any officer, director, employee, Affiliate, attorney, financial advisor or other person, agent or representative, take any action to solicit, initiate, seek, or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any third party (other than the Acquiror or the Offeror or an Affiliate thereof designated by the Acquiror) regarding any Third Party Acquisition. The Shareholder and KS agree that any such discussions or negotiations (other than discussions or negotiations with the Acquiror or the Offeror or an Affiliate thereof designated by the Acquiror) in progress as of the date of this Agreement shall be immediately terminated and that, in no event, shall the Shareholder or KS accept or enter into (whether or not subject to conditions) an agreement concerning any Third Party Acquisition during the term of this Agreement. During the term hereof, the Shareholder and KS shall notify the Acquiror immediately after receipt by the Shareholder (or any of its officers, directors, employees, Affiliates, attorneys, financial advisors or other persons, agents or representatives) or KS of any proposal for, or inquiry respecting, any Third Party Acquisition or any request for non-public information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Corporation by any person that informs or has informed the Shareholder or KS that it is considering making or has made such a proposal or inquiry. Such notice to the Acquiror shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. The Shareholder and KS shall not take, nor permit any person over which they exercise influence or control, directly or indirectly (including through any officer, director, employee, Affiliate, attorney, financial advisor or other person, agent or representative) to take, or fail to take, any action that may in any way adversely affect, or reduce the likelihood of, the successful completion of the Offer and any Subsequent Transaction. The foregoing provisions of this section 4 shall be subject to the provisions of section 12 and the obligation, if any, of KS under Section 7 of the Restructuring Proposal to provide notice of this Agreement or the transactions contemplated hereby; provided that KS agrees to consult with Acquiror and its advisors as to the timing and content of any such notice prior to delivery thereof.

5.    COVENANTS OF THE SHAREHOLDER AND KS

      The Shareholder and KS agree as follows, subject in the case of KS to section 12:

A.    No Transfers.

      (a) Other than pursuant to this Agreement, each of the Shareholder and KS agrees that the Shareholder shall not, and shall cause each of NBI-5, NBI-6 and NBI-7 not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, gift or otherwise dispose of (collectively, a "TRANSFER"), or enter into any contract, option or other arrangement or understanding (whether or not subject to conditions) with respect to a Transfer by the Shareholder, NBI-5, NBI-6 or NBI-7 of any of the Shareholder's Shares or offer any interest in any thereof to any person or permit the same, (ii) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to Shareholder's Shares or (iii) take or fail to take any action that would make any representation or warranty of the Shareholder or KS contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder or KS from performing its or his obligations hereunder.

      (b) Other than pursuant to this Agreement, each of the Shareholder and KS agrees that, prior to the earlier of the acquisition of all of the Shareholder's Shares by the Offeror and the termination of this Agreement, Shareholder shall not, and shall use its reasonable best efforts to cause Argus and each NBI Holdco not to, directly or indirectly, (i) Transfer, or enter into any contract, option or other arrangement or understanding (whether or not subject to conditions) with respect to a Transfer by Shareholder, Argus or any NBI Holdco of any of the Argus Shares or NBI Holdco Shares, any options to acquire any Argus Shares or NBI Holdco Shares or offer any interest in any thereof to any person or permit the same or (ii) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to any of the Argus Shares or NBI Holdco Shares.

      (c) Other than pursuant to this Agreement, KS agrees that he shall not, directly or indirectly, (i) Transfer, or enter into any contract, option or other arrangement or understanding (whether or not subject to conditions) with respect to the Transfer by KS of any of his KS Shares, any Options to acquire Shares, or shares of the Shareholder or offer any interest in any thereof to any person or permit the same other than pursuant to this Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to his KS Shares or shares of the Shareholder or (iii) take or fail to take any action that would make any representation or warranty of KS contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling KS from performing his obligations hereunder.

B.    Voting.

      (a) Each of the Shareholder and KS agree, and Shareholder agrees to cause each of NBI-5, NBI-6 and NBI-7 to agree, that, prior to the earlier of the acquisition of all of the Shareholder's Shares by the Offeror and the termination of this Agreement, at any meeting of the shareholders of the Corporation, however called, or by action by written consent, in circumstances where a vote, consent or other approval of the shareholders of the Corporation is sought, the Shareholder shall, and shall cause each of NBI-5, NBI-6 and NBI-7 to, vote or consent (or cause to be voted or consented) all of the Shareholder's Shares then held or controlled (i) in favour of the Offer and the other transactions contemplated by this Agreement and
            (ii) against any action or transaction that would impede, interfere with, delay, postpone or attempt to discourage the Offer or the other transactions contemplated by this Agreement.

      (b) Each of the Shareholder and KS agrees to cause Argus and each NBI Holdco to agree that, prior to the earlier of the acquisition of all of the Shareholder's Shares by the Offeror and the termination of this Agreement, at any meeting of the shareholders of Argus or any of the NBI Holdcos, however called, or by action by written consent, in circumstances where a vote, consent or other approval of the shareholders of Argus or any NBI Holdco is sought, the Shareholder, Argus or the NBI Holdco in question (as applicable) shall vote or consent (or cause to be voted or consented) all of its shares of Argus or such NBI Holdco then held or controlled (i) in favour of the Offer and the other transactions contemplated by this Agreement and (ii) against any action or transaction that would impede, interfere with, delay, postpone or attempt to discourage the Offer or the other transactions contemplated by this Agreement.

      (c) KS agrees that, prior to the earlier of the acquisition of all of the Shareholder's Shares and the KS Shares by the Offeror and the termination of this Agreement, at any meeting of the shareholders of the Shareholder, however called, or by action by written consent, in circumstances where a vote, consent or other approval of the shareholders of the Shareholder is sought, KS shall vote or consent (or cause to be voted or consented) all of KS' shares of the Shareholder then held or controlled (i) in favour of the Offer and the other transactions contemplated by this Agreement and (ii) against any action or transaction that would impede, interfere with, delay, postpone or attempt to discourage the Offer or the other transactions contemplated by this Agreement.

C. Access. Upon reasonable request, and except as may otherwise be required by applicable Law, each of the Shareholder and KS shall use their respective reasonable efforts to cause the Corporation and its officers, directors, employees, agents, accountants, financial advisors, counsel and representatives to, subject to the Confidentiality Agreement, (i) afford the officers, directors, employees, agents, accountants, counsel, financial advisors, counsel and representatives of the Acquiror (and the Offeror) reasonable access, during normal business hours throughout the period prior to the completion of the Offer or the termination of this Agreement, whichever is earlier, to the offices, properties, other facilities, books and records of the Corporation and to the officers, directors, employees, agents, accountants, counsel and representatives of the Corporation and (ii) furnish to the officers, directors, employees, agents, accountants, financial advisors, counsel and representatives of the Acquiror (and the Offeror) such additional financial and operating data and other information regarding the business, operations, assets, liabilities, capital and condition (financial or otherwise) of the Corporation as the Acquiror or any of such persons may from time to time reasonably request.

D. Conduct of Business. The Shareholder and KS shall use their reasonable best efforts to cause the business and affairs of the Corporation and its Subsidiaries to be operating in the ordinary course as currently conducted and with a view to the best interests of the Corporation and its public shareholders and, in furtherance of the foregoing, not to take any action that would or would reasonably be expected to result in non-satisfaction of a condition of the Offer (unless waived by the Offeror) without the prior written consent of the Offeror. Without limiting the generality of the foregoing, unless the Offeror otherwise agrees in writing or as expressly set forth in this Agreement, the Shareholder and KS shall use their reasonable best efforts to ensure that the Corporation shall not, directly or indirectly, do, permit any of its Subsidiaries to do or permit to occur (or enter into any agreement or arrangement whether or not subject to conditions with respect to) any of the following:

      (a) issue, grant, sell, transfer, pledge, lease, dispose of, encumber, acquire or redeem:

            (i) any Corporation Shares or other securities of the Corporation or its Subsidiaries; or

            (ii) any material property or assets of the Corporation or any of its Subsidiaries,

            except for (A) shares issued upon exercise of options outstanding on the date of this Agreement and (B) shares that may be issued in respect of (x) the Directors Share Unit Plan of the Corporation and the Executives Share Option Plan of the Corporation, (y) any plan in existence on the date hereof providing for the issuance of shares or share equivalents to directors or employees of HI or (z) any securities of the Corporation or HI outstanding as of the date of this Agreement under which the Corporation or HI is obligated to deliver shares, as expressly required by the Articles of Incorporation of the Corporation or the Restated Certificate of Incorporation of HI, as the case may be, and the terms of such securities;

      (b) amend or propose to amend the constitutional documents (including articles or other organizational documents or by-laws) of it or any of its Subsidiaries;

      (c) declare, make or set aside any amounts for any dividend or other distribution (in cash, securities or other property) in respect of any securities of it or any of its Subsidiaries except for scheduled interest payments on indebtedness of it or any of its Subsidiaries that is outstanding on the date of this Agreement (without giving effect to any amendment to or waiver of the terms thereof), or incurred in compliance with the express provisions of this section 5.D;

      (d) incur, create, assume, guarantee or otherwise become liable or responsible for, or amend or restate the material terms of, any Indebtedness that individually or in the aggregate exceeds $1,000,000;

      (e) enter into any statutory arrangement, merger, amalgamation, consolidation, liquidation, dissolution, or business combination;

      (f) settle or compromise any material legal or regulatory proceeding or voluntarily become subject to or amend the material terms of any Governmental Order; and

      (g) make any changes to existing accounting practices, except as the regular, independent auditors of the Corporation advise the audit committee of the board of directors of the Corporation are required by applicable Law or Canadian generally accepted accounting principles, or write down, write up or write off the book value of any assets in amounts that, in aggregate, exceed $1,000,000 except for depreciation and amortization in accordance with Canadian generally accepted accounting principles.

E. Resignations and Appointments. Effective upon the taking up of and payment for the Shareholder's Shares and the KS Shares under the Offer, KS and Mrs. KS shall each resign as an officer and director (as applicable) of the Corporation and each of its Subsidiaries and KS shall use his reasonable best efforts to assist the Acquiror in securing the resignation of such other officers and directors of the Corporation and its Subsidiaries as the Acquiror may request in writing.

F. Approvals and Consents. The Shareholder and KS shall, and shall use their respective reasonable best efforts to cause the Corporation and its Subsidiaries and the NBI Holdcos to, provide notice to, and use their respective reasonable best efforts to obtain all waivers, consents, permits, licenses, authorizations, orders and approvals or releases necessary or desirable to complete the Offer from Governmental Entities and other persons, including parties to agreements, understandings or other documents to which the Shareholder, KS, the Corporation or any of its Subsidiaries or the NBI Holdcos is a party or bound, the failure of which to provide or obtain would reasonably be expected to, individually or in the aggregate, (a) prevent or materially delay the completion of the Offer or (b) be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole.

G. Affiliate Arrangements. The Shareholder and KS shall not, and shall use their respective commercially reasonable efforts, to ensure that the Shareholder's directors, officers and employees and any other persons Affiliated with KS and/or the Shareholder do not, enter into, modify or waive (except as expressly set forth in this Agreement, including in the next succeeding sentence) any provision of any understanding, contract, commitment, loan, agreement, arrangement or other transaction to which (x) any of them, on the one hand, and (y) the Corporation or any of its Subsidiaries, on the other hand, is a party or by which any of its respective properties or assets are bound (collectively, the "AFFILIATE ARRANGEMENTS"). The Shareholder and KS acknowledge and agree that the Affiliate Arrangements set forth on Schedule 5.G(i) are a true and complete list of all Affiliate Arrangements. Except as otherwise provided in Schedule 5.G(ii) and section 7.G, as soon as reasonably practicable after the take up and payment of the Shareholder's Shares and the KS Shares pursuant to the Offer, the Shareholder and KS shall terminate, or use their respective commercially reasonable efforts to cause to be terminated, as applicable, any existing Affiliate Arrangements, except to the extent that any Affiliate Arrangement relates to a non-competition or similar arrangement that is to or for the benefit of the Corporation or any of its Subsidiaries (other than HI and its Subsidiaries), on terms satisfactory to the Acquiror (acting reasonably) (which, for greater certainty shall include reasonably satisfactory provisions for a full and final release of the Corporation and/or the Subsidiary of the Corporation, as applicable, of all Liabilities pursuant to such Affiliate Arrangements and reasonably satisfactory provisions for an indemnity of the Corporation, the Acquiror, the Offeror and the Subsidiaries of the Corporation, the Acquiror and the Offeror and their respective directors, officers, employees, shareholders, agents, partners, attorneys, financial advisors and representatives, including the heirs, executors, personal representatives and administrators of any of the foregoing natural persons, with respect to any and all Liabilities arising in connection with or pursuant to such Affiliate Arrangements, other than any Liabilities to the Acquiror, the Offeror, the Corporation or the Subsidiaries of the Acquiror, the Offeror or the Corporation for which the Shareholder or KS and KS on behalf of Mrs. KS has or may have indemnification, reimbursement or repayment obligations under section 5.H(a), 5.H(b), 5.I or 8.A).

H.    Reimbursement.

      (a) In the event that (i) KS or Mrs. KS is or has been paid by the Corporation or one of its Subsidiaries in respect of a claim for indemnification or advancement of expenses submitted or made to the Corporation or one of its Subsidiaries and (ii) the Corporation or its applicable Subsidiary submits or has submitted a notice to its insurer in respect of such a claim and the insurer denies or has denied (after the Corporation or its applicable Subsidiary has taken all reasonable steps to enforce its rights under the applicable insurance policy), in whole or in part, coverage to the Corporation or its applicable Subsidiary in respect of such a claim, KS agrees to promptly pay to the Offeror
            (A) the entire amount by which the claim paid by the Corporation or its applicable Subsidiary (other than HI and its Subsidiaries) exceeds the amount that the Corporation or its applicable Subsidiary (other than HI and its Subsidiaries) actually receives from the insurer in respect of such claim and (B) 30.3% of the amount by which the claim paid by HI or its applicable Subsidiary exceeds the amount that HI or its applicable Subsidiary actually receives from the insurer in respect of such claim. For purposes of this section 5.H(a), "claim" shall mean each request for indemnification and/or advancement of expenses regardless of the nature of such claim. The provisions of this section 5.H(a) shall provide the exclusive remedy of the Acquiror and its Subsidiaries solely with respect to reimbursement or recovery of any claim against KS or Mrs. KS for any indemnification of or advancement of expenses to KS or Mrs. KS by the Corporation or any of its Subsidiaries, but for the avoidance of doubt, not in respect of any controversy not arising from indemnification payments or reimbursement of expenses to KS or Mrs. KS. In the event that a final and non-appealable Governmental Order has been issued by a Governmental Entity directing KS or Mrs. KS, as the case may be, to reimburse or return to the Corporation or any of its Subsidiaries any amounts actually paid to the Offeror in respect of subsection (A) or (B) above, then Offeror shall be required to assume all responsibility and liability for making such payment and shall promptly pay directly to the Corporation or any of its Subsidiaries (as applicable) any such reimbursed or returned amounts, up to any amounts that Offeror actually received under subsection (A) or (B) above.

      (b) In the event that with respect to any civil, criminal or administrative action or proceeding to which KS or Mrs. KS is made a party by reason of having been a director or officer of the Corporation or any of its Subsidiaries or Shareholder pursuant to which a finding or determination is made as part of a settlement or in a final and non-appealable Governmental Order that (i) he or she did not act honestly and in good faith with a view to the best interests of the Corporation or its applicable Subsidiary and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had no reasonable grounds for believing that his or her conduct was lawful, and as the proximate and primary cause thereof the Corporation or any of its Subsidiaries suffers any monetary loss or other Liability (including for amounts previously advanced to KS or Mrs. KS, as applicable, by the Corporation or any of its Subsidiaries), KS agrees to promptly pay to the Corporation or its applicable Subsidiary its direct, out-of-pocket costs and expenses incurred in connection with such action or proceeding after deducting any insurance proceeds actually received by the Corporation or its applicable Subsidiary in respect of such action or proceeding. Any claim by the Corporation or any of its Subsidiaries for payment under the provisions of this section 5.H(b) shall be subject to the provisions of section 8.C with respect to claims for indemnification.

I. Payments by KS and Shareholder. KS and the Shareholder shall repay to the Corporation and any of its Subsidiaries, concurrently with the Offeror's payment for the Shareholder's Shares and the KS Shares pursuant to the Offer, any amounts then due and owing from KS or the Shareholder to the Corporation or any of its Subsidiaries pursuant to any Affiliate Arrangement, and KS or the Shareholder shall repay to the Corporation and any of its Subsidiaries any other amounts that are otherwise finally determined to be due and owing from KS or the Shareholder under any Affiliate Arrangement promptly after such final determination. Other than as set forth on Schedule 5.I or on Schedule 7.G, there are no Affiliate Arrangements pursuant to which KS or the Shareholder has any payment obligation to the Corporation or any of its Subsidiaries (other than HI and its Subsidiaries), and to the Knowledge of KS or the Shareholder, HI and its Subsidiaries.

J. Options. The Shareholder and KS shall not exercise and, at the take up and payment for the Shareholder's Shares and the KS Shares pursuant to the Offer, shall surrender to the Corporation for termination, and shall use their respective reasonable best efforts to ensure that the Shareholder's directors, officers and employees or any other persons Affiliated with KS and/or the Shareholder do not exercise, and at the completion of the Offer shall surrender to the Corporation for termination, all Options that are "out-of-the-money" (as compared to the Offer Price) as of the date of this Agreement.

K. HI Amount. The Offeror, on behalf of the Shareholder and KS, shall deposit or cause to be deposited US$16,550,000 of the funds to be delivered to them as payment for the Shareholder's Shares and the KS Shares pursuant to the Offer (the "HI AMOUNT ESCROW FUND"), ratably between them in proportion to the proceeds received by each of the Shareholder and KS, with a person to be named (the "HI AMOUNT ESCROW AGENT") concurrently with the Offeror's payment for the Shareholder's Shares and the KS Shares pursuant to the Offer. If on or prior to December 31, 2005, a Governmental Entity shall have issued a final and non-appealable Governmental Order providing (a) for the repayment or reimbursement by the Corporation (or any successor entity or entities thereto) of all or a portion of the HI Amount to HI or any of its Subsidiaries (or any successor entity or entities thereto), (i) in such event, the Corporation shall be permitted to direct the HI Amount Escrow Agent to promptly pay (without consent or approval of the Shareholder and KS) the applicable amount to HI or any of its Subsidiaries (or any successor entity or entities thereto) determined in accordance with such Governmental Order from the HI Amount Escrow Fund and (ii) in the event amounts remain in the HI Amount Escrow Fund after the repayment or reimbursement of the amount referenced in subsection (i) above (after the payment of all fees and expenses of the HI Amount Escrow Agent), the HI Amount Escrow Agent shall promptly pay such amount to the Shareholder and KS or (b) that the Corporation (or any successor entity or entities thereto) is entitled to retain all of the HI Amount, then in such case, the HI Amount Escrow Agent shall promptly pay the amount in the HI Amount Escrow Fund (after the payment of all fees and expenses of the HI Amount Escrow Agent) to the Shareholder and KS based on their proportional interests in the HI Amount Escrow Fund. In the event that no final and non-appealable Governmental Order has been issued by a Governmental Entity as of December 31, 2005 with respect to the matters covered in subsection
      (i) or (ii) above, thereafter the HI Amount Escrow Agent shall promptly pay the amount in the

      HI Amount Escrow Fund (after the payment of all fees and expenses of the HI Amount Escrow Agent) to the Shareholder and KS based on their proportional interests in the HI Amount Escrow Fund. In the event that, at or prior to the time that the Offeror pays for the Shareholder's Shares and the KS Shares pursuant to the Offer, (x) HI has irrevocably and unconditionally agreed on behalf of itself and its successors and assigns in writing that it will no longer seek or assist any other person in seeking repayment or reimbursement by the Corporation (or any successor entity or entities thereto) of all or a portion of the HI Amount to HI or any of its Subsidiaries (or any successor entity or entities thereto) or
      (y) any obligation of the Corporation for such repayment or reimbursement shall otherwise have been fully satisfied (without any continuing or contingent obligation of the Corporation (or any successor entity or entities thereto)), then the Offeror shall not deposit the HI Amount Escrow Fund (or the applicable portion thereof) with the HI Amount Escrow Agent and the HI Amount Escrow Fund (or the applicable portion thereof) will be delivered to the depositary for delivery to the Shareholder and KS based on their proportional interests in the HI Amount Escrow Fund at the same time as the remainder of the aggregate consideration for the Shares is delivered to the depositary. Subject to the foregoing, as soon as practicable after the date hereof, but in any event on or prior to the completion of the Offer, the Shareholder, KS, the Acquiror, the Offeror and the HI Amount Escrow Agent shall enter into an escrow agreement governing the administration and distribution of the HI Amount Escrow Fund in a form reasonably acceptable to the foregoing persons.



L.    Argus Approvals.

      (a) The Shareholder and KS will cause Argus to redeem all of the Argus Preference Shares in accordance with their respective terms on the date the Offeror takes up and pays for the Shareholder's Shares held directly by NBI-5, NBI-6 and NBI-7, provided, however, that neither the Shareholder nor KS shall be required to do so if Argus is prevented by Government Order or by applicable Law from redeeming any of the Argus Preference Shares.

      (b) If Argus is prevented by Government Order or by applicable Law from redeeming any of the Argus Preference Shares in the manner contemplated by section 5.L(a):

            (i) the Shareholder and KS shall, and shall cause Argus to, (A) cooperate and consult with Acquiror in promptly determining a course of action or mechanism that is acceptable to Acquiror (acting reasonably) that will permit NBI-5, NBI-6 and NBI-7 to tender, in compliance with applicable Law and the provisions of the organizational and governance documents of Argus, NBI-5, NBI-6 and NBI-7, all of the Shareholder's Shares directly owned by them to the Offer in the manner contemplated by this Agreement and (B) take or implement such course of action or mechanism (which for greater certainty may include an offer by Shareholder to purchase all of the Argus Preference Shares at their respective redemption prices (as set out in the Articles of Continuance of Argus); provided that sufficient funds from the proceeds of the Offer are available to the Shareholder and KS to effect such purchase on the date the Offeror takes up and pays for the Shareholder's Shares held directly by NBI-5, NBI-6 and NBI-7) as promptly as reasonably practicable and in a manner acceptable to Acquiror;

            (ii) the Offeror shall be required to extend the Offer Period if and to the extent necessary to ensure that NBI-5, NBI-6 and NBI-7 are able, in compliance with applicable Law and the provisions of the organizational and governance documents of Argus, NBI-5, NBI-6 and NBI-7, to tender all of the Shareholder's Shares directly owned by them to the Offer in the manner contemplated by this Agreement (but in no event shall the Offer Period be extended past the 180th day following commencement of the Offer without the mutual consent of the parties); and

            (iii) the Offeror shall not take up and pay for any of the
                  Shareholder's Shares directly owned by NBI-5, NBI-6 and NBI-7 until NBI-5, NBI-6 and NBI-7 are able, in compliance with applicable Law and the provisions of the organizational and governance documents of Argus, NBI-5, NBI-6 and NBI-7, to tender all of the Shareholder's Shares directly owned by them to the Offer in the manner contemplated by this Agreement.

6.    GUARANTEE

      KS hereby guarantees the due and punctual performance by the Shareholder of the obligations of the Shareholder hereunder; provided, that at and after the time that the Offeror takes up and pays for the Shareholder's Shares and the KS Shares pursuant to the Offer, KS's indemnification obligations shall be subject to section 8.G.

7.    COVENANTS OF THE ACQUIROR

A. The Acquiror covenants and agrees that after taking up and paying for the Shareholder's Shares pursuant to the Offer it shall, if so requested in writing by the Corporation, provide or cause to be provided up to $26,400,000 in debt or other financing to the Corporation on terms and conditions reasonably satisfactory to the Acquiror, which may include a pledge of collateral or guaranty, for the purposes of allowing NBI-504468 to satisfy its obligations to HI under that certain Amended Promissory Note dated March 10, 2003, if still outstanding on such date.

B. The Acquiror covenants and agrees that it will not take any action that negatively affects the ability of HI to consummate a transaction resulting from the Strategic Process (as such term is defined in the Restructuring Proposal without giving effect to any amendment thereof). In agreeing to the foregoing covenant, the Acquiror is relying on the assurance of KS that the Acquiror is not required to vote (or act by written consent with respect to) the shares of Class A Common Stock of HI or the Class B Shares held, directly or indirectly, by the Corporation in favour or not against any such transaction.

C.    Directors' and Officers' Insurance. ,

      (a) Prior to the taking up and payment for the Shareholder's Shares and the KS Shares pursuant to the Offer, the Shareholder shall use its reasonable best efforts to assist the Corporation in obtaining effective as of the taking up and payment for the Shareholder's Shares and the KS Shares pursuant to the Offer directors' and officers' liability insurance ("D&O INSURANCE") for a period not exceeding six years after the take up and payment for the Shareholder's Shares and the KS Shares in respect of acts or omissions prior to the taking up and payment for the Shareholder's Shares and the KS Shares by directors and officers of the Corporation and its Subsidiaries (other than HI and its Subsidiaries). Concurrently with the taking up and payment for the Shareholder's Shares and the KS Shares pursuant to the Offer or thereafter if such D&O Insurance may only be obtained thereafter, the Acquiror shall cause the Corporation to enter into an agreement and pay for any such D&O Insurance; provided that the Corporation's payment obligation for such D&O Insurance shall not exceed US$1,000,000 in the aggregate.

      (b) If the Corporation or any of its successors or assigns (i) shall consolidate with, amalgamate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, the Acquiror shall make proper provision for the successors and assigns of the Corporation to assume all of the obligations set forth in this section 7.C.

      (c) The provisions of this section 7.C are intended to be for the benefit of, and to the maximum extent permitted by applicable Laws shall be enforceable by, each present and former director, officer and employee of the Corporation, their heirs and their representatives.

D. Approvals and Consents. The Acquiror shall, and shall cause the Offeror to, use its reasonable best efforts to provide notice to, and use their respective reasonable best efforts to obtain all waivers, consents, permits, licenses, authorizations, orders and approvals or releases necessary or desirable to complete the Offer from Governmental Entities and other persons, including parties to agreements, understandings or other documents to which the Acquiror, the Offeror or any of their respective Subsidiaries is a party or bound, the failure of which to provide or obtain would reasonably be expected to, individually or in the aggregate, prevent or materially delay the completion of the Offer.

E.    Notification and Undertakings Under the Enterprise Act 2002.

         (a) Submission of Information to OFT and OFCOM. As soon as reasonably practicable after the Acquiror and the Shareholder have issued the joint press release pursuant to section 10, the Acquiror shall:

                  (i) furnish to the Office of Fair Trading (the "OFT") such information regarding the acquisition of the Corporation Shares by the Offeror pursuant to the terms of the Offer (the "TRANSACTION") as shall be necessary or appropriate in order for the OFT to decide whether the OFT is under a duty pursuant to
                           Section 22 or 33 of the Enterprise Act 2002 (United Kingdom), as amended, (the "ENTERPRISE ACT"), to refer the Transaction to the Competition Commission; and

                  (ii) furnish to the Office of Communications ("OFCOM") such information regarding the Transaction as shall be necessary or appropriate in order for OFCOM to decide whether, in the event that the Secretary of State for Trade and Industry (the "SECRETARY OF STATE") issues an intervention notice pursuant to
                           Section 42 of the Enterprise Act (an "INTERVENTION NOTICE") in relation to the Transaction, OFCOM would, in its report to the Secretary of State pursuant to
                           Section 44A of the Enterprise Act in relation to the Transaction, be minded to advise or recommend to the Secretary of State that the Secretary of State should refer the Transaction to the Competition Commission pursuant to Section 45 of the Enterprise Act.

         (b) Undertakings to Allow the Offer to Proceed. If, prior to the time that the Offeror has taken up and paid for the Corporation Shares pursuant to the terms of the Offer, the OFT or, in the event that the Secretary of State issues an Intervention Notice, the Secretary of State, refers the Transaction to the Competition Commission, or indicates to the Acquiror or any of its Affiliates that the OFT or the Secretary of State, as the case may be, is minded to refer the Transaction to the Competition Commission, the Acquiror shall, if necessary, give, or shall cause the giving by any of its Affiliates or by any other person, and shall comply with, or cause the compliance with, undertakings that pending the outcome of the reference, HI UK Holdings Limited and its Subsidiaries will be maintained as a viable going concern, held separate from all other businesses of the Acquiror or its Affiliates and not transferred to any other person, together with such other undertakings as can reasonably be given by the Acquiror or its Affiliates to allow the Offeror to take up and pay for the Corporation Shares pursuant to the terms of the Offer in full compliance with the Enterprise Act, in particular, Sections 78 and 80 thereof and Schedule 7 thereto, and without the need for the Acquiror or any of its Affiliates to seek the consent of the Secretary of State under Schedule 7 or the Competition Commission under Section 78 in relation to such taking up of, and payment for, the Corporation Shares.

         (c) Information Rights for the Shareholder and KS. The Acquiror shall: (i) keep the Shareholder and KS or their legal representatives informed of progress in the review of the Transaction by the Governmental Entities specified in subparagraph

                  (a) of this section 7E; and (ii) promptly send to the Shareholder and KS or their legal representatives copies of all documents furnished by the Acquiror or any of its Affiliates to such Governmental Entities (having, if the Acquiror so wishes, excised any confidential information relating to the Acquiror or its Affiliates that would not be reasonably necessary for the legal representatives of the Shareholder and KS to assess the progress being made in such review).

E. Guarantee. The Acquiror shall cause the Offeror to perform all of the Offeror's obligations under the Offer and this Agreement including, without limitation, to pay for all Corporation Shares taken up by it under the Offer pursuant to the terms of the Offer and shall cause the depositary appointed pursuant to the Offer to deliver promptly as Argus may direct the proceeds payable in respect of Shareholder's Shares tendered by NBI-5, NBI-6 and NBI-7.

F. Assumption of Support Obligations. As soon as reasonably practicable after the take up and payment for the Shareholder's Shares and the KS Shares, the Acquiror agrees that it will make commercially reasonable efforts to promptly assume the obligations of the Shareholder and RMI, and obtain a release of all of their obligations, under the agreements set forth on Schedule 7.G (without giving effect to any amendment, restatement or waiver thereof on or after the date hereof, each, a "SUPPORT AGREEMENT"), and the Shareholder agrees on behalf of RMI that it will cooperate with the Acquiror and its Affiliates in good faith to effect such assumptions. The Acquiror agrees and the Shareholder agrees on behalf of itself and on behalf of RMI that, in the absence of a full and effective assumption of such obligations under the Support Agreements that is reasonably satisfactory to the Shareholder, the Acquiror shall, from and after the time of the taking up of and payment for the Shareholder's Shares and the KS Shares, (i) make or cause to be made any payment on behalf of the Shareholder or RMI then due and owing to the Corporation or any of its Subsidiaries under any of the Support Agreements after giving effect to any applicable grace periods and in the form and manner required under the applicable Support Agreement (any such amount shall be referred to as a "SUPPORT PAYMENT"), and (ii) if applicable, discharge any other performance obligations of the Shareholder or RMI thereunder; provided that neither the Acquiror nor any of its Affiliates shall be required to comply with any restrictions or limitations thereunder governing the business, operations, capital, financial condition or other affairs of the Acquiror and its Affiliates to which Ravelston or RMI may be subject under any Support Agreement. In the event that under the terms of the applicable Support Agreement such Support Payment is required to be made directly by the Shareholder or RMI, then Acquiror shall be required to assume all responsibility and liability for making such payment and the Acquiror shall make directly to the party then due or owed, such Support Payment at the time such Support Payment is due and owing by the Shareholder or RMI under the applicable Support Agreement after giving effect to any applicable grace periods. Subject to the limitations set forth in this section 7.G, the Acquiror agrees that, in the absence of a full and effective assumption of such obligations under the Support Agreements that is reasonably satisfactory to the Shareholder, the Acquiror shall, from and after the time of the taking up of and payment for the Shareholder's Shares, indemnify the Shareholder and RMI, as applicable, and hold them harmless against, any bona fide claim against the Shareholder or RMI, as applicable, for the payment or performance of their obligations under each such Support Agreement arising from and after the take up and payment for the Shareholder's Shares and the KS Shares.

8.       INDEMNIFICATION

A. Indemnity. Subject to section 8.G, the Shareholder and KS shall jointly and severally defend and indemnify the Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to (i) any breach of or inaccuracy in any representation or warranty on the part of the Shareholder and/or KS contained in this Agreement and (ii) any breach, non-fulfillment of or failure to perform any covenant, obligation or agreement on the part of the Shareholder and/or KS contained in this Agreement; provided, however, that none of (x) any indemnification payment or advancement of expenses, or reimbursements therefor, referred to in section 5.H(a), (y) any payment by or on behalf of the Corporation of the HI Amount referred to in section 5.K or (z) any payment obligation that KS or the Shareholder satisfies pursuant to section 5.I shall give rise to any claim for indemnification under this section 8.

B. Indemnification Limits. Notwithstanding anything to the contrary contained in this Agreement:

         (a) no amounts shall be payable to any Indemnified Party as a result of any claim in respect of a Loss arising under clause
                  (i) of section 8.A or under any unintentional breach, unintentional non-fulfillment or unintentional failure to perform under clause (ii) of section 8.A unless and until the aggregate amount of such Losses incurred by the Indemnified Parties is in excess of US$5,000,000, and then only to the extent of any such excess; and

         (b) the maximum aggregate liability of the Shareholder and KS for Losses arising under clause (i) of section 8.A and under any unintentional breach, unintentional non-fulfillment or unintentional failure to perform under clause (ii) of section 8.A shall be equal to US$70,000,000.

         (c) The foregoing limitations shall not apply to any Losses relating to or arising from (i) any intentional breach of this Agreement or fraudulent misrepresentation or action by the Shareholder or KS or (ii) any Affiliate Arrangement. For purposes of determining whether the amounts referred to in subsections (a) and (b) have been met or exceeded, any amounts paid by KS pursuant to section 5.H(a) in respect of any indemnification payments or advancement of expenses made to KS or Mrs. KS by the Corporation or one of its Subsidiaries shall be included in the calculation as if they constituted Losses indemnified under this section 8; provided that to the extent that the Acquiror is required to repay such amounts pursuant to the last sentence of section 5.H(a), any such amounts repaid shall no longer constitute a Loss under this section 8.

C.       Indemnification Procedures - Third Party Claims.

         (a) If any claim or demand in respect of which an Indemnified Party might seek indemnity under section 8.A is asserted against or sought to be collected from such Indemnified Party by any third party (a "THIRD PARTY CLAIM"), the Indemnified Party shall reasonably promptly deliver written notice to the Shareholder and KS of such claim. The failure to notify the Shareholder and/or KS shall not relieve the Shareholder and/or KS of any Liability that it, he or they may have to the Indemnified Party, except to the extent that it, he or they demonstrate that it, he or they have suffered actual material prejudice by the Indemnified Party's failure to give such notice reasonably promptly and then the relief shall be limited to addressing the actual material prejudice (if any).

         (b) The Shareholder and/or KS shall be entitled to assume the defence of any Third Party Claim at their sole cost and expense using counsel satisfactory to the Indemnified Party (acting reasonably) if they deliver written notice to the Indemnified Party of their intention to do so within five business days of their receipt of notice of the Third Party Claim. If the Shareholder and/or KS elect to assume the defence of any Third Party Claim, they shall reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses arising prior to or in connection with such assumption. The Shareholder and/or KS may not assume the defence of a Third Party Claim if (i) the Shareholder and/or KS is or are also a party to the Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Shareholder and/or KS fails to promptly provide reasonable written assurance to the Indemnified Party of its or their financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim.

         (c) If the Shareholder and/or KS assumes the defence of a Third Party Claim (i) no compromise or settlement of such Third Party Claim may be made by the Shareholder and/or KS without the Indemnified Party's consent (which may not be unreasonably withheld or delayed) unless (A) such compromise or settlement provides for a complete and unconditional release by such third party of the Indemnified Party, (B) there is no finding or admission of any violation of Laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (C) the sole relief provided is monetary damages that are paid in full by KS and/or the Shareholder, and (ii) the Indemnified Party shall have no Liability with respect to any compromise or settlement of such claims effected without compliance with section 8.C(c)(i).

         (d) If notice is given to the Shareholder and/or KS of a Third Party Claim and the Shareholder and/or KS do not, within ten days after receipt of such notice, give notice to the Indemnified Party of its or their election to assume the defence of the Third Party Claim, the Shareholder and/or KS shall be bound by any determination made in the Third Party Claim or any compromise or settlement effected by the Indemnified Party.

         (e) Where the defence of a Third Party Claim is being undertaken and controlled by the Shareholder and/or KS, the Indemnified Party shall use all commercially reasonable efforts to reasonably cooperate with and provide reasonable assistance to the Shareholder and/or KS in connection with such defence at the sole cost and expense of the Shareholder and/or KS.

D. Indemnification Procedures - Other Claims. Any claim or demand in respect of which an Indemnified Party might seek indemnity under section 8.A other than a Third Party Claim shall be asserted by an Indemnified Party against the Shareholder by delivery of written notice of such claim or demand to the Shareholder and/or KS. If the Shareholder and/or KS do not deliver written notice of their objection to all or any part of such claim or demand to the Indemnified Party within 20 days of its or their receipt of notice of such claim or demand from the Indemnified Party (the "OBJECTION PERIOD"), then the Shareholder and/or KS shall be deemed to have accepted such claim or demand and shall subject to section 8.G, promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party. If the Shareholder and/or KS deliver such written notice of objection to the Indemnified Party within the Objection Period, the Shareholder and/or KS and the Indemnified Party shall attempt in good faith to resolve any such dispute within 30 days of the date of such objection and if not resolved within such 30-day period, such dispute shall be resolved by arbitration in accordance with the procedures set forth in Schedule 8.D.

E. Survival of Indemnification Claims. Claims for indemnification pursuant to section 8.A with respect to breaches of representations and warranties shall not be made after the expiration of the representations and warranties as provided for in section 1.C; provided, however, that in the event that a notice of claim shall have been given on or before 11:59 p.m., Eastern Time, on the last day of the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive for the purposes of such claim until such time as such claim is finally resolved.

F. Indemnification Escrow. As security for the payment of any obligation of the Shareholder and KS under sections 5.H(a), 5.I and 8.A, the Shareholder and KS jointly and severally agree that Offeror, on behalf of Shareholder and KS, shall deposit or cause to be deposited on their behalf US$44,000,000 of the funds to be delivered to them as payment for the Shareholder's Shares and the KS Shares pursuant to the Offer (the "INDEMNIFICATION ESCROW FUND"), ratably between them in proportion to the proceeds of the Offer otherwise payable to each of the Shareholder and KS, with a party to be named (the "INDEMNIFICATION ESCROW AGENT") concurrently with the Offeror's payment for the Shareholder's Shares and the KS Shares pursuant to the Offer. On or prior to the completion of the Offer, the Shareholder, KS, the Acquiror, the Offeror and the Indemnification Escrow Agent shall enter into an escrow agreement governing the administration and distribution of the Indemnification Escrow Fund in a form reasonably acceptable to the foregoing persons and which, for the avoidance of doubt shall provide that the Indemnification Escrow Fund will terminate at the end of the survival period as determined in accordance with section 1.C(b) except to the extent necessary to provide for the payment of any pending unresolved claims against the Indemnification Escrow Fund.

G. Payment of Indemnification Claims. During the term of the Indemnification Escrow Agreement, if an Indemnified Party is entitled to payment or indemnification from the Shareholder or KS under sections 5.H(a), 5.I and 8.A, the Indemnified Party shall seek payment of such amount, by and in accordance with the Indemnification Escrow Agreement, from the Indemnification Escrow Fund. Following the termination of the Indemnification Escrow Agreement, if an Indemnified Party is entitled to indemnification from the Shareholder or KS under section 8.A, the Indemnified Party shall seek payment of such amount from the Shareholder; provided, that if the Indemnified Party seeks payment of such amount from the Shareholder and the Shareholder does not satisfy such indemnification obligation in accordance with the terms of this section 8, then the Indemnified Party may seek payment from KS of any portion of such amount not paid by the Shareholder and KS agrees to be liable for and promptly pay any such amounts. For greater certainty and without limitation, the foregoing provisions of this section 8.G are subject to the limitations set forth in sections 8.B and 8.E. Any amounts paid by the Shareholder or KS, as the case may be, to the Offeror pursuant to this section 8, to the Offeror whether from the Indemnification Escrow Fund or otherwise, shall be deemed to represent a corresponding reduction of the purchase price paid by the Offeror for the Shareholder's Shares or the KS Shares, as the case may be.

H. Continuing Obligations. If (a) the Shareholder or any of its successors or assigns shall consolidate with, amalgamate with or merge with or into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (b) the Shareholder or KS shall Transfer (in one or a series of related transactions) all or substantially all of its or his properties and assets to any person, then, and in each case, the Shareholder or KS, as the case may be, shall make proper provision for the successors and assigns of the Shareholder or KS, as the case may be, to assume all of the obligations set forth in this section 8 prior to the consummation of any transaction or series of related transactions contemplated by subsections (a) or (b) above. So long as the Shareholder and KS (or any successor or assign thereof) have liability under this section 8, neither will take or cause to be taken or fail to take or cause to be taken any action that is primarily intended or structured so as to materially impede or frustrate the ability of an Indemnified Person to collect amounts that may come due under this section 8.

9.       FEES AND EXPENSES

         Except as otherwise set forth in this Agreement, each of the parties shall be responsible for payment of all fees and expenses incurred by it or on its behalf in connection with the matters contemplated by this Agreement. The Acquiror and the Offeror shall be responsible for payment of all printing and mailing fees of the Circular and ancillary documents and depositary fees.

10.      PUBLIC DISCLOSURE

         The Acquiror and the Shareholder agree that, promptly after the entering into of this Agreement, they shall issue a joint press release announcing the entering into of this Agreement and the Acquiror's intention to make the Offer, which press release shall be satisfactory in form and substance to both parties (acting reasonably). Thereafter, the Acquiror, the Offeror, the Shareholder and KS, subject to applicable Law, will consult with each other prior to making any other public announcement concerning this Agreement and the transactions contemplated hereby; provided, however, that a party hereto may at any time make a public disclosure if it is advised by outside legal counsel to such party that such disclosure is required under applicable Law, regulatory authority or stock exchange listing agreement or by a court of competent jurisdiction.

11.      TERMINATION

A. The Shareholder and KS acting jointly, when neither is in default in performance of their respective obligations under this Agreement may, without prejudice to any other rights, terminate this Agreement by written notice to the Acquiror and Offeror if:

         (a) subject to section 2.B(b) the Offer has not been commenced on or before January 28, 2004;

         (b) the Acquiror breaches any of its representations, warranties or covenants in this Agreement in any material respect (or in any respect to the extent any such representation, warranty or covenant is already subject to a materiality or Materially Adverse qualifier) and such breach has not been remedied within three business days after written notice of such breach to the Acquiror and the Offeror;

         (c) the Offer (or any amendment or modification thereof or change thereto, except for an increase to the Offer Price or the waiver of one or more conditions of the Offer) does not conform in all material respects with Schedule B;

         (d) the Offer expires in accordance with its terms without the Offeror taking up, or if after having taken up, the Offeror has not paid for, all of the Shareholder's Shares or KS Shares tendered in accordance with Schedule B;

         (e) a Governmental Entity shall issue a Governmental Order that permanently enjoins or otherwise prohibits the consummation of the Offer; or

         (f) the Offeror has not taken up and paid for the Shareholder's Shares or KS Shares within 180 days following the commencement date of the Offer.

B. The Acquiror, when not in default of the performance of its obligations under this Agreement, may, without prejudice to any other rights, terminate this Agreement by written notice to the Shareholder and KS if:

         (a) the Shareholder or KS breach any of their representations, warranties or covenants in this Agreement in any material respect (or in any respect to the extent any such representation, warranty or covenant is already subject to a materiality or Materially Adverse qualifier) and such breach has not been remedied within three business days after written notice of such breach to the Shareholder and KS; or

         (b) any of the conditions to the Offer set out in Schedule B have not been satisfied and have not been waived in writing by the Offeror, or the Offeror has determined (acting reasonably) that one or more conditions to the Offer are not capable of satisfaction, within 180 days following the commencement date of the Offer.

C. Unless earlier terminated pursuant to either section 11.A or 11.B, this Agreement shall terminate following the expiry of the Offer and the take up of and the payment for all the Corporation Shares tendered pursuant to the Offer.

D.       In the case of any termination of this Agreement pursuant to this section 11, except as otherwise contemplated hereby, this Agreement shall be of no further force and effect, except for (a) in the case of any termination of this Agreement pursuant to section 11.A or 11.B, the provisions of sections 9, 11.D, 12, 16 - 19, 21 - 23 and 28 and (b) in the case of termination of this Agreement pursuant to section 11.C, the provisions of sections 1.C, 5.E, 5.G - I, 5.K, 7.A-C, 7.G, 8, 9, 11.D, 12 - 14 and 16 - 28 shall also remain in force and effect. Such termination shall not relieve any party from any liability for any intentional breach of this Agreement or for fraudulent misrepresentation or action prior to such termination.

12.      CAPACITY

         Notwithstanding any other provision of this Agreement, KS is executing and delivering this Agreement as the controlling shareholder of the Shareholder and not in his capacity as a director or officer of the Corporation, and nothing herein shall require KS to act in his capacity as a director or officer of the Corporation or any of its Subsidiaries in a manner contrary to the proper discharge of his fiduciary duties to the Corporation or any of its Subsidiaries.

13.      ASSIGNMENT

         The Acquiror may assign this Agreement or all or any part of its rights under this Agreement to an Affiliate or as collateral in connection with one or more bona fide financing transactions; provided that if such an assignment takes place, the Acquiror shall, unless otherwise agreed by the Shareholder and KS, continue to be liable for any default in the performance by the assignee. Subject to the foregoing, neither this Agreement nor any of the rights hereunder shall be assignable by either the Shareholder or KS without the prior written consent of the Acquiror or by the Acquiror without the prior written consent of the Shareholder and KS.

14.      FURTHER ASSURANCES

         Upon and subject to the terms and conditions of this Agreement and the Offer, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto shall, from time to time and without further consideration, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action as any other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Offer, including using reasonable best efforts to obtain all consents and approvals of Agencies and parties to contracts as are necessary for the consummation of the said transactions.

15.      ADJUSTMENTS

         In the event of a stock distribution, or any change in the Corporation Shares by reason of any stock dividend, consolidation, split, reclassification, recapitalization, exchange or the like, the terms "Subject Shares", "Shareholder's Shares", "KS Subject Shares" and "KS Shares" shall be deemed to refer to and include all shares into which such Shares, Series II Preference Shares or Series III Preference Shares, as applicable, are changed or exchanged; in such event the Offer Price for such Shares, Series II Preference Shares or Series III Preference Shares, as applicable, shall be proportionately adjusted.

16.      NOTICES

A.       Each party shall give prompt written notice to the others of:

         (a) the occurrence or failure to occur of any event that causes, or would reasonably be expected to cause, any representation or warranty on its part contained in this Agreement to be untrue or inaccurate; and

         (b) any breach of its covenants, obligations and agreements under this Agreement;

         provided that no such written notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Offer.

B. Any notice or other communication required or permitted to be given under this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided that transmission is confirmed):

         (a)      in the case of the Shareholder, to:

                  The Ravelston Corporation Limited
                  10 Toronto Street
                  Toronto, Ontario
                  M5C 2B7

                  Attention:  The Lord Black of Crossharbour

                  Telecopier Number:  (416) 363-4187

                  with copies (which shall not constitute notice) to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, New York  10004-1498

                  Attention:  Benjamin F. Stapleton III, Esq.
                              John J. O'Brien, Esq.

                  Telecopier Number:  (212) 558-3588

                  - and -

                  Ogilvy Renault
                  77 King Street West
                  Suite 2100, P.O. Box 141
                  Royal Trust Tower, TD Centre
                  Toronto, Ontario M5K 1H1

                  Attention:  Terence S. Dobbin

                  Telecopier Number:  (416) 216-3930

         (b) in the case of KS, c/o the Shareholder at the address specified above

         (c)      in the case of the Acquiror, to:

                  Press Holdings International Limited
                  Le Montaigne
                  7 Avenue de Grande Bretagne
                  Monte Carlo, Monaco 98000

                  Attention: Sir David Barclay

                  Facsimile Number:  (011) 377-93-30-20-13
                  with copies (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036-6532

                  Attention:  Morris J. Kramer, Esq.
                              Alan C. Myers, Esq.
                              Thomas W. Greenberg, Esq.

                  Telecopier Number:  (212) 735-2000

                  - and -

                  Goodmans LLP
                  250 Yonge Street, Suite 2400
                  Toronto, Ontario M5B 2M6

                  Attention:  Stephen H. Halperin

                  Telecopier Number:  (416) 979-1234

         (d) in the case of Offeror, c/o the Acquiror at the address specified above or at such other address or telecopier number as the party to which that notice or other communication is to be given has last notified the party giving the notice in the same manner provided in this section 16.B. Any notice given in accordance with this section 16.B shall be deemed to have been received on the date of delivery or sending.

17.      GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle that might refer to the laws of another jurisdiction). Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this Agreement or related to this Agreement.

18.      DEFINITIONS

         For the purposes of this Agreement, those terms defined in Schedule A shall have the meanings attributed to them in that schedule.

19.      CURRENCY

         Unless indicated otherwise, all references to "dollars" and "$" in this Agreement refer to Canadian dollars.

20.      TIME OF THE ESSENCE

         Time shall be of the essence for the purposes of this Agreement.

21.      SEVERABILITY

         Whenever possible, each provision or portion of any provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.      ENTIRE AGREEMENT; AMENDMENT

         This Agreement constitutes the entire obligations of the parties with respect to the subject matter of this Agreement and supersedes any prior expression of intent or understanding with respect to the subject matter of this Agreement or understanding with respect to the transactions contemplated by this Agreement. For greater certainty, none of the parties makes any representation or warranty, express or implied, except as set forth in this Agreement or as may be set forth in a subsequent definitive agreement. This Agreement may be amended only in writing signed by the parties.

23.      SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS

         Each of the parties acknowledges and agrees that a breach by it of any covenant or other commitment contained in this Agreement shall cause the others to sustain injury for which they would not have an adequate remedy at Law for money damages. In the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of the covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it might be entitled, at Law or in equity. The parties agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

24.      SCHEDULES

         The following are the Schedules to this Agreement, which form an integral part hereof:

                  Schedule A                -        Definitions
                  Schedule B                -        The Offer
                  Schedule 5.G(i)           -        Affiliate Arrangements
                  Schedule 5.G(ii)          -        Exceptions
                  Schedule 5.I              -        Payments by KS and Shareholder
                  Schedule 7.G              -        Support Agreements
                  Schedule 8.D              -        Arbitration Procedures

         The Schedules contained in the Disclosure Letter

         Nothing in the Schedules to this Agreement constitutes an admission of any liability or obligation of the Shareholder, KS, the Corporation or any of their respective Subsidiaries and Affiliates to any person not a party to this Agreement, nor an admission to any person not a party to this Agreement against any of the interests of the Shareholder, KS, the Corporation or any of their respective Subsidiaries and Affiliates.

25.      COUNTERPARTS

         This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce more than one counterpart.

26.      TREATMENT OF CLAIMS

         Neither the Shareholder nor KS shall settle or compromise any claim brought by any present, former or purported holder of any securities of the Corporation in connection with the transactions contemplated by this Agreement without the prior written consent of the Acquiror, except to the extent any such settlement (i) provides a full and unconditional release to the Acquiror and the Offeror, as well as the Corporation and its Subsidiaries, (ii) imposes no limitations or restrictions on the business or affairs of the Corporation and its Subsidiaries and (iii) does not include any finding or admission of any violation of Laws or any violation of the rights of any person by the Corporation or any of its Subsidiaries, the Acquiror or the Offeror.

27.      WAIVER

         At any time during the term of this Agreement, any of the parties may:
         (a) extend the time for the performance of any of the obligations or other acts of any of the other parties; or (b) waive compliance with any of the agreements of any of the other parties or with any conditions to its own obligations, in each case only to the extent such agreements and conditions are intended for its benefit.

28.      INTERPRETATION

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to sections, subsections and Schedules refer to sections, subsections and schedules of this Agreement unless otherwise stated. Unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Except for the provisions of sections 5.H(b), 7.C and 8, this Agreement and the provisions hereof are not intended to confer benefits, rights or remedies to any person not a party hereto. Each of the parties has had the opportunity to review and comment on this Agreement and consult with counsel, and therefore, no adverse presumption shall be made against the drafting party.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set out above.

                                         PRESS HOLDINGS INTERNATIONAL LIMITED

                                         By:
                                            ------------------------------------
                                            Name:    Morris Kramer
                                            Title:   Attorney-in-fact

----------------------                   ---------------------------------------
    Witness                              THE LORD BLACK OF CROSSHARBOUR, PC
                                                    (Can), OC, KCSG

                                         THE RAVELSTON CORPORATION LIMITED

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                  SCHEDULE "A"

                                   DEFINITIONS

"ACQUIROR" has the meaning set forth in the preamble.

"AFFILIATE" means a company shall be deemed to be an "Affiliate" of another company if one of them is the Subsidiary of the other or if both are Subsidiaries of the same company or if each of them is controlled by the same person or company.

"AFFILIATE ARRANGEMENTS" has the meaning set forth in section 5.G.

"AGREEMENT" has the meaning set forth in the preamble.

"ARBITRATION ACT" has the meaning set forth in Schedule 8.D.

"ARBITRATORS" has the meaning set forth in Schedule 8.D.

"ARGUS" has the meaning set forth in Recital C.

"ARGUS CIRCULAR" has the meaning set forth in section 5.L(a)(ii).

"ARGUS CLASS C SHARES" has the meaning set forth in Recital C.

"ARGUS COMMON SHARES" has the meaning set forth in Recital C.

"ARGUS PREFERENCE SHARES" has the meaning set forth in section 1.A(e).

"ARGUS SHARES" has the meaning set forth in section 1.A(k).

"ARGUS SPECIAL MEETING" has the meaning set forth in section 5.L(a)(i).

"BUSINESS DAY" means any day other than a Saturday, Sunday or Canadian federal holiday or a day on which banks are not open for business in Toronto, Ontario.

"CBCA" has the meaning set forth in Recital A.

"CBCC" has the meaning set forth in Recital E.

"CBCC SHARES" has the meaning set forth in section 1.A(m).

"CCRA" has the meaning set forth in Schedule 1.A(x) of the Disclosure Letter.

"CIRCULAR" means the take-over bid circular relating to the Offer as amended or supplemented from time to time.

"CLAIM DISPUTE" has the meaning set forth in Schedule 8.D.

"CLASS B SHARES" has the meaning set forth in section 1.A(w).

"CANADA COMPETITION ACT" has the meaning set forth in section 1.A(o).

"COMPULSORY ACQUISITION RIGHTS" means the rights afforded to an offeror pursuant to Section 206 of the Canada Business Corporations Act.

"CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated January 14, 2004, between the Acquiror, the Shareholder and the Corporation.

"CORPORATION" has the meaning set forth in Recital A.

"CORPORATION SHARES" has the meaning set forth in section 1.A(i).

"CURRENT PREMIUM" has the meaning set forth in section 7.C(a).

"DISCLOSURE LETTER" means the disclosure letter delivered to the Acquiror by the Shareholder and KS prior to entering into this Agreement, without giving effect to any amendments or supplements thereto.

"D&O INSURANCE" has the meaning set forth in section 7.C(a).

"ENCUMBRANCE" means any security interest, pledge, mortgage, option, lien (including environmental and tax liens), assessment, lease, charge, community property interest, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"ENTERPRISE ACT" has the meaning set forth in section 7.E(a)(i).

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"GOVERNMENTAL ENTITY" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decision, decree, stipulation, determination or award entered by or with any Governmental Entity.

"HI" means Hollinger International Inc., a Delaware corporation.

"HI AMOUNT" means the amount of US$16,550,000 characterized as a "non-compete" payment made by HI or one of its Subsidiaries to the Corporation.

"HI AMOUNT ESCROW AGENT" has the meaning set forth in section 5.K.

"HI AMOUNT ESCROW FUND" has the meaning set forth in section 5.K.

"HIP" has the meaning set forth in section 1.A(l).

"HSR ACT" has the meaning set forth in section 1.A(o).

"INCOME TAX ACT" means the Income Tax Act (Canada).

"INDEBTEDNESS" of any person shall mean (a) all obligations of such person for borrowed money, including with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily accrued and/or paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all obligations of such person under letters of credit or similar instruments, (g) all capital lease obligations of such person, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly by a person, or in effect guaranteed directly or indirectly by a person through a contract, agreement or arrangement or (h) all securities or other similar instruments convertible, exercisable, redeemable or exchangeable into any of the foregoing.

"INDEMNIFICATION ESCROW AGENT" has the meaning set forth in section 8.F.

"INDEMNIFICATION ESCROW FUND" has the meaning set forth in section 8.F.

"INDEMNIFIED PARTIES" means the Acquiror and the Offeror and their respective officers, directors, employees, shareholders, partners, attorneys, financial advisors, agents and representatives, including the heirs, executors, personal representatives and administrators of any of the foregoing natural persons.

"INTERVENTION NOTICE" has the meaning set forth in section 7.E(a)(ii).

"INVESTMENT CANADA ACT" has the meaning set forth in section 1.A(o).

"IRISH COMPETITION ACT" has the meaning set forth in section 1.A(o).

"IRISH STATUTORY INSTRUMENT" has the meaning set forth in section 1.A(o).

"KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact, circumstance, event or other matter if such individual is actually aware or, but for gross negligence or bad faith, would be aware, of such fact, circumstance, event or other matter. A person (other than an individual) will be deemed to have "Knowledge" of a particular fact, circumstance, event or other matter if any individual who is or was serving at the relevant time as a director or officer of such person (or by a person performing functions ordinarily performed by a director or officer of such person) has or had Knowledge of such fact, circumstance, event or other matter.

"KS" has the meaning set forth in the preamble.

"KS SHARES" has the meaning set forth in Recital D.

"KS SUBJECT SHARES" has the meaning set forth in Recital D.

"LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the Province of Ontario and the federal laws of Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

"LEASE" has the meaning set forth in Schedule 1.A(r) of the Disclosure Letter.

"LIABILITIES" means all debts, obligations and other liabilities of a person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, action, investigation, inquiry or order and those arising under any contract.

"LOSS" means any action, cost, damage, Liability, loss, injury, penalty, or obligation of any kind or nature, including interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense thereof, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered and which give rise to a valid claim for indemnification under section 8.

"MATERIALLY ADVERSE" means, with respect to a person, a fact, circumstance, event or term, or change in a fact, circumstance, event or term that is or would reasonably be expected to materially and adversely affect the condition (financial or otherwise), operations, results of operations, business, assets, Liabilities or capital of that person.

"MISREPRESENTATION" has the meaning ascribed thereto in the Securities Act (Ontario).

"MRS. KS" means Barbara Amiel Black.

"NBI HOLDCO" means each of 509643 N.B. Inc., a corporation organized under the laws of New Brunswick, 509644 N.B. Inc., a corporation organized under the laws of New Brunswick, NBI-5, NBI-6 and NBI-7.

"NBI HOLDCO SHARES" has the meaning set forth in section 1.A(l).

"NBI-5" has the meaning set forth in Recital B.

"NBI-6" has the meaning set forth in Recital B.

"NBI-7" has the meaning set forth in Recital B.

"NBI-504468" has the meaning set forth in section 1.A(n).

"NBI-504468 HOLDCO" means each of the Subsidiaries of the Corporation that owns (directly or indirectly) shares in the capital of NBI-504468.

"NBI-504468 HOLDCO SHARES" has the meaning set forth in section 1.A(n).

"NET INDEBTEDNESS" has the meaning set forth in Schedule 1.A(bb).

"1962 SERIES SHARES" has the meaning set forth in section 1.A(e).

"OBJECTION PERIOD" has the meaning set forth in section 8.D.

"OFCOM" has the meaning set forth in section 7.E(a)(ii).

"OFFER" has the meaning set forth in section 2.A.

"OFFER DOCUMENTS" has the meaning set forth in section 2.B(a).

"OFFER PERIOD" has the meaning specified in Schedule B to this Agreement.

"OFFER PRICE" has the meaning specified in Schedule B to this Agreement.

"OFFEROR" has the meaning set forth in Recital A.

"OFT" has the meaning set forth in section 7.E(a)(i).

"OPTIONS" means options, rights, warrants or entitlements to purchase or otherwise acquire authorized and unissued Shares.

"OSA" has the meaning set forth in section 2.B(a).

"OSC" means Ontario Securities Commission.

"PERSON" means an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative.

"RESTRUCTURING PROPOSAL" means the Restructuring Proposal, dated November 15, 2003, included as Exhibit 99.1 to HI's Form 8-K, filed on January 6, 2004.

"RCL COMMON SHARES" has the meaning set forth in section 1.A(j).

"RCL FOURTH PREFERENCE SHARES" has the meaning set forth in section 1.A(j).

"RCL SHARES" has the meaning set forth in section 1.A(j).

"RCL SPECIAL SHARES" has the meaning set forth in section 1.A(j).

"RMI" means Ravelston Management Inc., a corporation incorporated under the laws of the Province of Ontario.

"RULES" has the meaning set forth in Schedule 8.D.

"SEC FILINGS" means the Corporation's Annual Report on Form 20-F for the year ended December 31, 2002, and all other reports publicly filed or furnished by the Corporation subsequent to December 31, 2002 and prior to the date hereof under Section 13 or 15(d) of the Exchange Act or pursuant to the Corporation's continuous disclosure obligations under the OSA, in the form filed with the SEC or the Ontario Securities Commission, as the case may be, and HI's Annual Report on Form 10-K for the year ended December 31, 2002, and all other reports publicly filed by HI subsequent to December 31, 2002 and prior to the date hereof under Section 13 or 15(d) of the Exchange Act, in the form filed with the SEC.

"SECRETARY OF STATE" has the meaning set forth in section 7.E(a)(ii).

"SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"SECURITYHOLDERS" means the holders of Shares and the holders of Options, rights, warrants or other securities or entitlements to purchase or otherwise acquire Shares.

"SERIES II PREFERENCE SHARES" has the meaning set forth in Recital A.

"SERIES III PREFERENCE SHARES" has the meaning set forth in Recital A.

"SHAREHOLDER" has the meaning set forth in the preamble.

"SHAREHOLDER'S SHARES" has the meaning set forth in Recital B.

"SHARES" has the meaning set forth in Recital A.

"SUBJECT SHARES" has the meaning set forth in Recital B.

"SUBSEQUENT TRANSACTION" means an amalgamation, statutory arrangement or other transaction involving the Corporation and one or more of the Offeror and an Affiliate of the Offeror for the purpose of enabling them to acquire all of the Shares, Series II Preference Shares and Series III Preference Shares not acquired by the Offeror pursuant to the Offer and, for greater certainty, includes the exercise by the Offeror of its Compulsory Acquisition Rights.

"SUBSIDIARY" A company shall be deemed to be a "Subsidiary" of another company (the "PARENT COMPANY") if:

         (a)      it is controlled by:

                  (i)      the Parent Company;

                  (ii) the Parent Company and one or more companies each of which is controlled by the Parent Company; or

                  (iii) two or more companies each of which is controlled by the Parent Company; or

         (b) it is a subsidiary of a company that is the Parent Company's subsidiary.

"SUGRA" has the meaning set forth in Schedule 1.A(r) of the Disclosure Letter.

"SUPPORT AGREEMENT" has the meaning set forth in section 7.G.

"SUPPORT PAYMENT" has the meaning set forth in section 7.G.

"THIRD PARTY ACQUISITION" means any take-over bid, tender, offer or exchange offer for Shares other than the Offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale (other than in the ordinary course of business), sale of securities (other than pursuant to the exercise of currently outstanding Options and share purchase plans), recapitalization, liquidation, dissolution, winding-up or similar transaction involving the Corporation.

"THIRD PARTY CLAIM" has the meaning set forth in section 8.C(a).

"TRANSACTION" has the meaning set forth in section 7.E(a)(i).

"TRANSFER" has the meaning set forth in section 5.A(a).

"$2.50 SERIES SHARES" has the meaning set forth in section 1.A(e).

"$2.60 SERIES SHARES" has the meaning set forth in section 1.A(e).



                                     * * *

                                  SCHEDULE "B"

                                    THE OFFER

General:                         The Offer shall consist of three separate offers to purchase all of the Shares, Series II
                                 Preference Shares and Series III Preference Shares by way of a Circular mailed simultaneously to all Securityholders, except as prohibited by applicable Law, and prepared in compliance with the OSA and other applicable securities Laws. The Offer shall be made on the terms set forth in this Schedule "B" and upon such other terms and conditions as are required by applicable Law.

Offer Period:                    The Offer shall initially be open for acceptance for a period of 35 clear days and  may be extended from time to time by the Offeror (A) if and to the extent required to satisfy any condition of the
                                 Offer or (B) otherwise, if all of the Corporation Shares tendered in the Offer prior to such extension shall have been taken up and paid for.

Take Up and Payment:             Subject to satisfaction or waiver of the conditions of the Offer, the Offeror shall take up all the
                                 Shares, Series II Preference Shares and Series III Preference Shares deposited under the Offer on the first business day it is entitled to do so under applicable securities Laws (including any relief from such Laws granted by a Governmental Entity) and shall pay for such Shares, Series II
                                 Preference Shares and Series III Preference Shares by delivery to the depositary of the aggregate consideration therefor on the same business day upon which it has taken up such Shares, Series II
                                 Preference Shares and Series III Preference Shares.

Offer Price:                     $8.44 cash per Share.

                                 $9.53 cash per Series II Preference Share.

                                 $10.00 cash per Series III Preference Share.

Conditions of the Offer for      The Offer shall be subject to the following conditions only, each of which shall be for the
the Shares:                      exclusive benefit of the Offeror and may be waived only in writing by the Offeror in its sole discretion. The failure by the Offeror at any time to exercise any of the following conditions shall not be deemed a waiver of any such condition, the waiver of any such condition with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such condition shall be deemed an ongoing condition that may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the following conditions shall be final and binding upon all Securityholders and the depositary.

                                 (a)      the Shareholder, KS and NBI-5, NBI-6 and NBI-7 having validly deposited all, free and clear of all Encumbrances, under the Offer and not withdrawn any of the Shareholder's
                                          Shares and the KS Shares;

                                 (b)      the Governmental Entity approval and the termination of waiting periods set forth in sections 1.A(o)(iii),  (iv) and (vi) and 1.B(f)(iii), (iv) and (vi) shall have been obtained on terms and conditions reasonably satisfactory to the Offeror; provided, however, that any undertaking, agreement or arrangement requested by the Minister of
                                          Heritage Canada regarding any "cultural business" (as such term is defined in the
                                          Investment Canada Act) carried on by the Corporation or any of its Subsidiaries that does not require the expenditure of monies, including an undertaking, agreement or arrangement to divest any or all of such cultural business, shall be deemed to be reasonably satisfactory to the Offeror;

                                 (c)      (i)  no Governmental Order shall be in effect;

                                          (ii) no Governmental Entity shall have commenced or made any bona fide threat to commence any action, suit or proceeding seeking a Governmental Order; and

                                         (iii) no Law, regulation or policy shall have been proposed (and shall be reasonably likely to be enacted), enacted, promulgated or applied;

                                         in the case of any of (i), (ii) or (iii),

                                         (A)       to prohibit the making of the Offer or, subject to compliance with applicable securities Laws, the purchase or sale of the Shares, the Series II Preference
                                                   Shares or the Series III Preference Shares pursuant to the Offer;

                                         (B)       to impose material limitations or conditions on the right of the Offeror (or any of its Affiliates) to own the Shares, the Series II Preference Shares or the
                                                   Series III Preference Shares or exercise full rights or benefits of ownership of the Shares, the Series II Preference Shares or the Series III Preference Shares;

                                         (C)       which, if the Offer were consummated, would reasonably be expected to be
                                                   Materially Adverse to the


                                                   Corporation and its Subsidiaries, taken as a whole; or

                                         (D)       that would prevent the completion of the acquisition of the Shares, the Series II
                                                   Preference Shares or the Series III Preference Shares pursuant to the Compulsory
                                                   Acquisition Rights or any Subsequent Transaction;

                                 (d)      no action shall have been taken by or at the direction of the Corporation or any of its
                                          Subsidiaries, and not subsequently rescinded or otherwise cured, that would (i) prevent the Offeror from taking up the Corporation Shares pursuant to the Offer, (ii) reasonably be expected, in the event that the Offeror did take up and pay for the Corporation Shares tendered in the Offer, to deny the Offeror the record or beneficial ownership, or to limit or restrict such ownership, of such Corporation Shares, (iii) affect materially and adversely any of the rights and privileges (including economic benefits and voting rights)
                                          that would attach to such Corporation Shares in the absence of such action or (iv)
                                          constitute a Transfer of, or an understanding, arrangement or agreement to Transfer, any assets, properties or businesses for gross consideration to or for or on behalf of HI and its Subsidiaries, including any Liabilities to be assumed by a third party in connection therewith, in excess of 20% of the aggregate equity capitalization of HI (valuing the common shares of HI by reference to the per share value of the publicly traded common shares of HI for the ten trading days immediately preceding the earlier of (1) the date of public announcement or (2) the consummation, of any such Transfer transaction or series of transactions announced on or after the date of the Agreement);

                                 (e)      the accuracy in all material respects of the representations and warranties in the
                                          Agreement as of the date of the Agreement and as of the date the Offeror takes up the
                                          Shareholder's Shares and the KS Shares under the Offer except (i) to the extent any such representation and warranty speaks as of a different date, then such accuracy shall be measured as of such date, (ii) in the case of the representations and warranties contained in section 1A(x) of the Agreement, such accuracy shall be measured as of the date of the
                                          Agreement and (iii) to the extent that any such representation and warranty is subject to a materiality or Material Adverse qualification, in which case any such representation and warranty shall be accurate in all respects after giving effect to such qualification;


         (f) the compliance in all material respects by the Shareholder and KS with their respective obligations in the Agreement;

         (g) subject to section 5.L(b), the Argus Preference Shares shall have been redeemed on the date the Offeror first takes up any Corporation Shares; and

         (h) (i) the absence of any suspension of, or limitation on prices for, trading in the Shares, the Series II Preference Shares or the Series III Preference Shares on the Toronto Stock Exchange
                  (or on any other exchange or quotation system on which such shares may then be listed or quoted), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the Canada, the United Kingdom or the United States by any Governmental Entity or (iii) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving Canada, the United Kingdom or the United States which could reasonably be expected to be Materially Adverse to the Corporation and its Subsidiaries, taken as a whole, or to delay the consummation of the Offer.

Conditions of the offer    The offer for the Series II Preference Shares and the Series III
for the Series II          Preference shall be subject to
Preference Shares          the condition that the Shares held Shares  by KS and the
and the Series III         Shareholder have been taken up under the Offer in accordance
Preference Shares:         with the terms of the Agreement. This condition shall be for the exclusive benefit of the Offeror and may be waived only in writing by the
                           Offeror in its sole discretion.

No other Conditions:       For greater certainty, the Offer shall not be subject to any conditions other than those specified above.

                                      * * *